Exhibit 10.1









                            STOCK PURCHASE AGREEMENT
                                      AMONG
                             HERLEY INDUSTRIES, INC.
                                       AND
                              ICI ACQUISITION CORP.
                                    AS SELLER
                                       AND
                          ELBIT SYSTEMS OF AMERICA, LLC
                                  AS PURCHASER
                                       FOR
              THE PURCHASE OF ALL OF THE OUTSTANDING CAPITAL STOCK
                                       OF
                            INNOVATIVE CONCEPTS, INC.



                         DATED AS OF SEPTEMBER 18, 2008


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                                        TABLE OF CONTENTS
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                                                                                                           Page

ARTICLE 1 PURCHASE SALE AND REPURCHASE OF SHARES; CLOSING....................................................1
   1.1      Agreement to Purchase, Repurchase and Sell...................................................... 1
   1.2      Consideration. ................................................................................. 1
   1.3      Manner of Delivery...............................................................................2
   1.4      Time and Place of Closing........................................................................2
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER...........................................................2
   2.1      General Statement................................................................................2
   2.2      Corporate........................................................................................3
   2,3      Financial........................................................................................5
   2.4      Taxes............................................................................................7
   2.5      Conduct of Business .............................................................................9
   2.6      Contracts.......................................................................................11
   2.7      Employment and Benefit Matters..................................................................13
   2.8      Litigation and Claims...........................................................................16
   2.9      Environmental Matters...........................................................................17
   2.10     Intellectual Property...........................................................................18
   2.11     Real Property...................................................................................20
   2.12     Government Contracts............................................................................20
   2.13     Export and Import Control.......................................................................24
   2.14     Anti-Corruption and Anti-Bribery................................................................24
   2.15     Adequacy of Assets and Other Matters............................................................25
 ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER......................................................26
    3.1     General Statement. .............................................................................26
    3.2     Corporate.......................................................................................26
    3.3     Litigation......................................................................................27
    3.4     Fees............................................................................................27
 ARTICLE 4 CONDUCT PRIOR TO THE CLOSING.....................................................................27
    4.1     General.........................................................................................27
    4.2     Seller's Obligations............................................................................27
    4.3     Joint Obligations...............................................................................31
    4.4     Deliveries of Information; Consultations .......................................................31
 ARTICLE 5 CONDITIONS TO CLOSING............................................................................32
    5.1     Conditions to Seller's Obligations..............................................................32
    5.2     Conditions to Purchaser's Obligations...........................................................33
 ARTICLE 6 CLOSING..........................................................................................34
    6.1     Form of Documents...............................................................................34
    6.2     Purchaser's Deliveries..........................................................................34
    6.3     Seller's Deliveries,............................................................................35
    6.4     Section 338(0)(10) Election.....................................................................36
  ARTICLE 7 POST. CLOSING AGREEMENTS........................................................................36
    7.1     Post-Closing Agreements.........................................................................36
    7.2     Inspection of Records...........................................................................36
    7.3     Payments of Accounts Receivable.................................................................36
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   7.4      Non-Competition; Non-Solicitation...............................................................36
   7.5      Third Party Claims..............................................................................37
   7.6      Severance Agreements............................................................................38
   7.7      Offset to Government Contract Indemnification...................................................38
ARTICLE 8 INDEMNIFICATION...................................................................................38
   8.1      General.........................................................................................38
   8.2      Seller's Indemnification Obligations............................................................38
   8.3      Limitation on Seller's Indemnification Obligations..............................................39
   8.4      Purchaser's Indemnification Obligations.........................................................41
   8.5      Limitations on Purchaser's Indemnification Obligations,.........................................41
   8.6      Cooperation.....................................................................................41
   8.7      Subrogation.....................................................................................42
   8.8      Procedures......................................................................................42
ARTICLE 9 TERMINATION.......................................................................................43
   9.1      General.........................................................................................43
   9.2      Right to Terminate,.............................................................................43
   9.3      Certain Effects of Termination..................................................................44
   9.4      Remedies........................................................................................44
   9.5      Effect of Termination...........................................................................44
   9.6      Specific Performance............................................................................45
   9.7      Time is of Essence..............................................................................45
ARTICLE 10 TAX MATTERS......................................................................................45
   10.1     Tax Returns for Periods Ending on or Before the Closing Date....................................45
   10.2     Tax Returns for Periods Beginning Before and Ending After the Closing Date......................45
   10.3     Allocation of Straddle Period Taxes ............................................................46
   10.4     Audits and Contests Regarding Taxes.............................................................46
   10.5     Cooperation on Tax Matters......................................................................47
   10.6     Tax Sharing Agreements..........................................................................47
   10.7     Section 338(h)(10) Election.....................................................................47
 ARTICLE 11 DEFINITIONS.....................................................................................48
   11.1     Index of Definitions............................................................................48
   11.2     Other Definitions...............................................................................50
 ARTICLE 12 MISCELLANEOUS...................................................................................57
   12.1     Publicity.......................................................................................57
   12.2     Notices.........................................................................................58
   12.3     Expenses; Transfer Taxes........................................................................58
   12.4     Entire Agreement................................................................................59
   12.5     Non-Waiver. ....................................................................................59
   12.6     Counterparts. ..................................................................................59
   12.7     Severability,...................................................................................59
   12.8     Applicable Law..................................................................................59
   12.9     WAIVER OF JURY TRIAL............................................................................60
   12.10    Binding Effect; Benefit.........................................................................60
   12.11    Assignability...................................................................................60
   12.12    Amendments......................................................................................60
   12.13    Headings........................................................................................60
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                            STOCK PURCHASE AGREEMENT

     THIS STOCK. PURCHASE AGREEMENT (this "Agreement") is made as of September 18, 2008, by and among ELBIT SYSTEMS OF AMERICA, LLC, a Delaware limited liability company ("Purchaser"), INNOVATIVE CONCEPTS, INC., a Virginia corporation ("la"), HERLEY INDUSTRIES, INC., a Delaware corporation ("Herley") and sole stockholder of ICI ACQUISITION CORP., a Delaware corporation ("ICI Acquisition"), and ICI Acquisition, the sole stockholder of ICI (Herley and ICI Acquisition are herein collectively referred to as "Seller" and shall be jointly and severally liable for all of the representations, warranties and covenants made by Seller hereunder). All capitalized terms shall have the meanings used herein, including as referenced in .Article 11 hereof.

                               R E C I T A L S

     A. Seller owns all of the outstanding shares of capital stock of ICI (the "Shares");

     B. ICI is a communications technology development firm specializing in the research, design, development, production, sale and support of wireless data communications and other products and services for federal, government and commercial customers;

     C. Pursuant to the terms and conditions set forth in this Agreement, Purchaser desires to purchase all of the outstanding Shares, and Seller desires to sell to Purchaser all of the outstanding Shares; and

     D, Prior to the Closing (as defined below), Seller shall acquire ownership of all of the outstanding capital stock of Stapor Research, Inc., a wholly owned subsidiary of ICI (the "Excluded Business"), and Purchaser shall not acquire nor assume liability for, any of the assets, obligations and operations of the Excluded Business.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1
                 PURCHASE SALE AND REPURCHASE OF SHARES; CLOSING

1.1  Agreement to Purchase, Repurchase and Sell.

     On the basis of the representations, warranties, covenants, and agreements, and subject to the satisfaction or waiver of the conditions set forth herein, at the Closing, Purchaser shall purchase from Seller, and Seller shall sell, assign, transfer and deliver to Purchaser, all of the Shares, free and clear of all Claims. The total consideration to be given by Purchaser in connection with the acquisition of the Shares shall be the sum of the payments described in
Section 1.2 below (collectively, the "Purchase Price").

1.2  Consideration.

     1.2.1 Cash Payments at Closing. The cash payment at Closing shall equal Fifteen Million Dollars ($15,000,000) and shall be payable as follows:
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     (a) as  partial  consideration  for the  Shares,  the  amount  of  Fourteen
Million, Two Hundred Fifty Thousand ($14,250,000) (the "Closing Cash Payment"), shall be paid or satisfied at the Closing by wire transfer of immediately available funds to such bank account(s) as Seller shall designate by written notice delivered to Purchaser not later than five (5) business days prior to the Closing; and

     (b) the amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Escrow Amount") will be deposited into an interest bearing escrow (the "Escrow") and held pursuant to an escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement"), The Escrow will be held, maintained and disbursed by TD Bank, National Association, the escrow agent provided for in the Escrow Agreement (the "Escrow Agent") and will serve solely as security for any potential Claims of Purchaser Indemnitees for indemnification for the Claims (as defined herein) set forth in Sections 8.2.3, 8.2.4, 8.2.5, 8.2.6, 8.2.7, 8.2.8 and 8.2.9 below.

     (c) The amount of any intercompany balances due to or from Henley or any of its Affiliates (other than ICI) to ICI, calculated in accordance with Section 4.5, as of the date which is five (5) business days prior to the Closing Date, shall be settled prior to the Closing date.

1.3  Manner of Delivery.

     At the Closing, Seller shall deliver to Purchaser certificates evidencing the Shares, accompanied by valid stock powers duly executed in blank, in proper form for transfer and in form and substance satisfactory to Purchaser.

1.4  Time and Place of Closing.

     The transactions contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m., at the offices of Greenberg Traurig, LLP, 1750 Tysons Blvd., Suite 1200, McLean, Virginia 22102, on October 2, 2008 or promptly after the satisfaction or waiver of each of the conditions set forth in Sections 5.1 and 5.2, or on such other date, or at such time or place, as shall be mutually agreed upon in writing by Seller and Purchaser. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

2.1  General Statement.

     Except as set forth in the disclosure schedule provided by Seller and attached to this Agreement ("Seller's Disclosure Schedule"), Seller makes the representations and warranties set forth in this Article 2. Such representations and warranties to Purchaser shall not be limited or otherwise affected by any investigation or lack of investigation by Purchaser. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

                                       2
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2.2  Corporate.

     22.1 ICI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to carry on its business as such business is now being conducted, except where the failure to have such power and authority would not have a Material Adverse Effect,

     2.22 ICI is qualified to do business as a foreign entity, and is in good standing, under the laws of Pennsylvania and in all other jurisdictions where the nature of its business or the nature or location of its assets requires such qualification, except where the failure to be so qualified in such other jurisdictions would not have a Material Adverse Effect. All jurisdictions in which ICI is qualified as a foreign entity are set forth in Schedule 2.22,

     2.2.3 Except for the shares of Stapor Research, Inc., ICI does not own or have the right to acquire, directly or indirectly, any securities or other equity interests of any Person or hold or beneficially own any other direct or indirect interest (whether it be capital stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any such equity interest in any Person.

     2.2.4 True and complete copies of the Articles of Incorporation of ICI and all amendments thereto, the bylaws as amended and currently in force, all stock records, and all corporate minute books and records of ICI have been furnished to Purchaser for review and inspection. Such stock records accurately reflect all transactions relating to the Shares from and after the Seller Acquisition Date and the current ownership of the Shares.

     2.2.5 The authorized and issued and outstanding capital stock of ICI is set out in Schedule 2.2.5. There are no shares of capital stock of ICI of any other class authorized, issued or outstanding. All of the issued and outstanding capital stock of ICI consisting of 1,500 shares of Class A Common Stock, has been duly authorized and is validly issued, fully paid and non- assessable. ICI Acquisition, owns all of the issued and outstanding shares of ICI capital stock, free and clear of all Claims and Herley owns all of the issued and outstanding shares of ICI Acquisition, free and clear of all Claims. There are no Claims relating to the issued or unissued capital stock or other securities of ICI or obligating ICI to issue any securities of any kind. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of ICI. There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require ICI or Seller to issue or sell any shares of ICI's capital stock (or debt or equity securities convertible into or exchangeable for shares of ICI's capital stock) and no such rights or commitments of any kind arise by virtue of or in connection with the transactions contemplated hereby. There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to ICI. There are no proxies, voting rights, shareholders agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of ICI. ICI is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

                                        3
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     2.2.6  The  execution  and  delivery  by  each of ICI  and  Seller  of this
Agreement and the other Transaction Documents to be executed in connection herewith, constitute the legal, valid and binding obligations of ICI and Seller, respectively, enforceable against ICI and Seller in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, insolvency and creditors' rights generally and by the availability of injunctive relief, specific performance and other equitable remedies), ICI and Seller have the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and, subject to the receipt of the Approvals described in Schedule 2.12.10, the advance notification described in Schedule 2.2.6 and the consents described in Schedule 2.2.9, to perform each of their respective obligations under this Agreement and the Transaction Documents.

     2.2.7 The Board of Directors of the Seller and the Board of Directors of ICI have approved this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and has authorized the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. The shareholders of Seller are not required to approve the sale of the Shares to Purchaser and no other corporate proceedings on the part of Seller or ICI are necessary to approve and authorize the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

     2.2,8 Except with regard to the approvals described in Schedule 2.12,10 relating to the facility security clearances, personnel security clearances and permits listed on that schedule, no Approval of any Governmental Authority is required for the execution and delivery of this Agreement and the other Transaction Documents by Seller and ICI and the consummation of the transactions contemplated hereby and thereby by Seller and ICI.

     2.2.9 Except as set forth on Schedule 2.2.9, the execution, delivery and performance by Seller and ICI of this Agreement and the other Transaction
Documents and the consummation by Seller and ICI of the transactions contemplated hereby and thereby and the fulfillment by Seller and ICI of the terms hereof and thereof: (i) shall not cause either of Seller or ICI to be in violation or Breach of, and will not conflict with or constitute a default under, and shall not accelerate or permit the acceleration of the performance required by, any of the terms of the Articles of Incorporation or bylaws of ICI or any Security Document or any other Contract or agreement, written or oral, to which Seller or ICI is a party or by which it is bound; (ii) shall not be an event which, after notice or lapse of time or both, will result in any material violation, Breach, conflict, default, or acceleration; (iii) shall not result in a violation under any material law, Judgment, permit or other material legal requirement of any Governmental Authority applicable to Seller or ICI; (iv) shall not result in the creation or imposition of any Lien in favor of any Person upon the Shares or any of the properties or assets of Seller or ICI and
(v) will not adversely effect ICI's rights in any of its Intellectual Property. Except as set forth on Schedule 2.2.9, no notice to, filing with, or consent of, any Person is necessary for the execution, delivery or performance by Seller or ICI of this Agreement and the other Transaction Documents nor the consummation by Seller or ICI of the transactions contemplated hereby or thereby.

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2.3  Financial.

     2.3.1 Since the Seller Acquisition Date, ICI's books, accounts and records are, and have been, maintained in ICI's ordinary course of business, and all material transactions to which ICI is or has been a party are accurately and properly reflected therein in all material respects.

     2.3.2 Schedule 2.3.2 contains complete and accurate copies of the unaudited balance sheets and statements of profit and loss of ICI as of and for the years ended July 29, 2007, July 30, 2006 and July 31, 2005 (the "Unaudited Financial Statements") and the preliminary unaudited balance sheet and statement of profit and loss of ICI as of and for the 2008 fiscal year ended August 3, 2008 (the "2008 Financial Statements"). The Unaudited Financial Statements and the 2008 Financial Statements are hereinafter referred to as the "Financial Statements". The Financial Statements are complete and correct in all material respects and present fairly the financial position of ICI as of the date thereof and its results of operations for the periods covered by such statements, in accordance with U.S. GAAP, consistently applied; except for (a) the absence of footnote disclosures required by U.S. GAAP, (b) normal recurring year-end adjustments which are not material, individually or in the aggregate and (c) as set forth in any footnotes to the 2008 Financial Statements.

     2,3.3 None of the accounts receivable and notes receivable which are reflected in the Financial Statements or which arose subsequent to the date of the 2008 Financial Statements is or was subject to any deduction, counterclaim or set-off in excess of the aggregate amounts, if any, reserved as uncollectible for such purpose on the 2008 Financial Statements. All of such accounts receivable and notes receivable arose out of bona fide, arms-length transactions for the sale of goods or performance of services, and all such accounts receivable and notes receivable (whether billed or =billed) are good and collectible (or have been collected) at the aggregate recorded amounts thereof within 180 days of the date of the invoice other than as set forth in Schedule 2.3.3, subject to the amount reserved for uncollectible accounts and notes receivable on the 2008 Financial Statements.

     2.3.4 On the date of this Agreement, the Funded Customer Backlog of ICI was not less than the amount specified in Schedule 2.3.4. As used in this Agreement, the term "Funded Customer Backlog" means purchase orders or Contracts from customers with funding currently available and fixed prices, fixed quantities and fixed delivery dates, and cost plus Contracts, subject to the terms otherwise provided in the Contracts listed in Schedule 2.6.2. Except as provided in Schedule 2.3.4, ICI has not received any written notification from any customer that any of such Funded Customer Backlog may be canceled or revised by an amount in excess of $50,000, individually or in the aggregate.

     2.3.5 Except as specifically identified in Schedule 2.3.5, ICI has no Liabilities except for:

     (a) Liabilities provided for or reserved against in the Unaudited Financial Statements;

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     (b)  Liabilities  which have been incurred by ICI subsequent to the date of the Unaudited Financial Statements in the ordinary course of business and consistent with past practice; and

     (c) Liabilities under the executory portion of any Contract by which ICI is bound and which was entered into in the ordinary course of business and consistent with past practice.

     Any of the Liabilities  described in subparagraphs  (a) through (c) of this
Section 2,3.5 that constitute Indebtedness are set forth in Schedule 2.3.5. None of the Liabilities described in subparagraphs (a) through (c) of this Section
2.3.5 relates to or has arisen out of a Breach by or against ICI, any Proceeding involving ICI or violation of Applicable Law and none of such Liabilities, individually or in the aggregate, would have a Material Adverse Effect.

     2.3.6 Schedule 2.3.6, in all material respects, sets forth a true, accurate and complete list and description of all uncompleted Contracts of ICI as of the date hereof and all outstanding bids, including Government Bids, of ICI which, as of the date hereof, have not been accepted by the proposed customers. All outstanding bids were made in the ordinary course of ICI's business.

     2.3,7 ICI has good and marketable title to all of its assets, free and clear of any Liens, except for Permitted Liens. As of the Closing Date, there are no unreleased Security Documents encumbering any of ICI' s assets.

     2.3.8 ICI has no guarantees, surety bonds, instruments or other agreements to which ICI is a party as an obligor, surety or guarantor, other than checks endorsed for collection or deposit in the ordinary course of business.

     2.3.9 Schedule 2.3.9 contains a true, accurate and complete list and description {including coverages, deductibles and expiration dates) of all insurance policies which are owned by ICI or which name ICI as an insured (or loss payee), and the claims history since January 1, 2007 under each such policy. All such insurance policies are in full force and effect and neither ICI nor Seller has received notice of cancellation of any such insurance policies, In the three (3) year period ending on the date hereof, there has not occurred, and neither Seller nor ICI has received any written notice from, or on behalf of, any insurance carrier relating to or involving any change in conditions of insurance of ICI, any refusal to issue an insurance policy or non- renewal of a policy covering, or requiring material adverse changes or material premium increases relating to ICI.

     2.3.10 Section 2.3.10 contains a list showing:

     (a) the name of each bank, safe deposit company or other financial institution in which ICI has an account, lock box or safe deposit box; and

     (b) the names of all Persons authorized to draw thereon or to have access thereto and the names of all Persons, if any, holding powers of attorney from ICI.

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     2.3.11  Schedule 2.3.11  describes  each:(.) (i) Contract or other business relationship (excluding employee compensation and other ordinary incidents of employment) between (x) ICI and (y) any Related Party; (ii) transaction occurring since the Seller Acquisition Date between ICI and any Related Party involving payment in excess of $50,000; and (iii) amount owing by or to any of the Related Parties, respectively, to or from ICI as of the date of this Agreement. No property or interest in any property which is used in the current operation of ICI's business is presently owned by or leased or licensed by Seller or by any other Related Party.

     2.3.12 The closing balance sheet will be prepared jointly by Purchaser and Seller based on the Allocation Schedule agreed to in connection with the elections under Section 338(h)(10) and any analogous provisions of state or local Law as provided in Section 10.7 of this Agreement based on a purchase price of $15,000,000 and will be prepared promptly following agreement as to the Allocation Schedule,

2.4  Taxes.

     2.4.1 ICI or Seller has filed on a timely basis all Tax Returns required to have been filed with respect to ICI's assets or operations or on behalf of any "affiliated group" (within the meaning of Section 1504 of the Code) of which ICI is or was a member. All such Tax Returns are correct and complete in all material respects. All Taxes required to have been paid by or on behalf of ICI (whether or not shown on any Tax Return) have been paid on a timely basis or, if not yet due and owed, have been accrued and reserved as a current liability on the balance sheets included in the Financial Statements. Since the Seller Acquisition Date no Claim has been made or is currently pending by a Governmental Authority in a jurisdiction where ICI or Seller does not file Tax Returns that either ICI or Seller is or may be subject to taxation by that jurisdiction based upon the assets or operations of ICI. Neither Seller nor ICI has requested or obtained any extension of time within which to file any Tax Return related to ICI's assets or operations, which Tax Return has not since been filed. The accruals and reserves for Taxes reflected in ICI's balance sheet included in the Financial Statements, if any, are adequate to cover all unpaid Taxes of ICI and such reserves for Taxes as adjusted for operations and transactions and the passage of time through the Closing Date in accordance with past custom and practice of ICI are adequate to cover all unpaid Taxes of ICI accruing through the Closing Date.

     2.4.2 Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge prior to the Seller Acquisition Date, ICI and Seller have complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes for employees, contractors or consultants of ICI, and have, within the time and manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Authority all amounts required to have been so withheld and paid (including, without limitation, any such Taxes due as a result of a plan or compensation agreement intended or purporting to be a "deferred compensation arrangement" that does not comply with Section 409A of the Code).

     2.4.3 There is no audit or other proceeding presently pending or, to Seller's Knowledge, threatened with regard to any Tax of ICI or of Seller relating to ICI or ICI's operations or assets. ICI has not received a ruling from a Governmental Authority relating to any Tax or entered into a written agreement with a Governmental Authority relating to any Tax. Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge prior to the Seller

Acquisition Date, no issue has been raised by any Governmental Authority with respect to Taxes of ICI in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any other taxable period.

     2.4.4 No agreement, waiver ox other document or arrangement extending, or having the effect of extending, the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with any Governmental Authority by or on behalf of ICI that has continuing effect; and no power of attorney with respect to any Tax matter relating to ICI is currently in force.

     2.4.5 ICI has not filed any  consent or entered  into any  agreement  under
Section 341(f) of the Code with respect to any of its assets.

     2.4.6 ICI is not a party to any contract, agreement, plan or arrangement that, individually or collectively, (i) requires it to make payments to any person that could be characterized as "parachute payments" within the meaning of
Section 2800 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (ii) could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m), 162(n) or 280G of the Code; or (iii) would be subject to the excise Tax under Section 4999 of the Code.

     2.4.7 ICI has not made or agreed to make, and is not required to make, any change in method of accounting of ICI which would require ICI to make an adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision); and neither is there any application pending with any Governmental Authority requesting permission for ICI to make any change in any accounting method, nor has ICI received any notice that a Governmental Authority proposes to require a change in method of accounting.

     2.4.8 ICI is not and has not been a party to any Tax allocation, Tax sharing or similar agreement or arrangement. ICI (i) has not been a member of an "affiliated group" (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than the consolidated group of which Seller is the common parent, and (ii) has no Liability for Taxes owing by any other Person, including, without limitation (A) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), (B) as a transferee or successor, or (C) by contract or otherwise.

     2.4.9 ICI has not taken any action not in accordance with past practice that would have the effect of deferring a measure of Tax from a period (or portion thereof) ending on or prior to the Closing Date to a period (or portion thereof) beginning after the Closing Date. ICI has no deferred income or Tax Liability arising out of any transaction, including without limitation, any (i) intercompany transaction (as defined in Treasury Regulation Section 1.1502-13), or (ii) the disposal of any property in a transaction accounted for under the installment method pursuant to Section 453 of the Code.

     2.4.10 Schedule 2.4.10 identifies all Tax Returns that ICI has filed after the Seller Acquisition Date, and the taxable period covered by each such Tax Return, and identifies those Tax Returns or periods that have been audited or are currently the subject of an audit by a Governmental Authority. ICI has provided to Purchaser complete and accurate copies of all of the following materials that relate to Tax periods ending after the Seller Acquisition Date:
(A) with respect to ICI only all income Tax Returns filed by or with respect to ICI, (B) all elections relating to Taxes which have continuing effect for taxable years ending after the Closing Date filed by or on behalf of ICI with any Governmental Authority (other than elections which are included in or apparent from Tax Returns referred to in A above), (C) all examination reports relating to Taxes of ICI, and (D) all statements of Taxes assessed against ICI.

     2.4,11 ICI is not currently a United States real property holding corporation within the meaning of Code Section 897(c)(2) at any time since the Seller Acquisition Date.

     2.4.12 ICI has not constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying (or intended to qualify) under Section 355 of the Code (or so much of Section 356 as relates to Section 355) since the Seller Acquisition Date.

     2.4.13 Seller or ICI have disclosed on their income Tax Returns since the Seller Acquisition Date all material positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty assessed against ICI within the meaning of Section 6662 of the Code (or any comparable provision of state law). ICI has not Mowed, and to Seller's Knowledge, no state of affairs exist that could result in ICI incurring, any penalty under Section 6662(e) of the Code (or any comparable provision of state law). ICI has not been a party to or participated in any way in a transaction that could be described as a "reportable transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) (including without limitation, any "listed transaction") or any confidential corporate Tax shelter within the meaning of Treasury Regulation
Section 1,6111-2, nor has any Tax item or any Tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of ICI.

     2.4.14 Seller is not a foreign person within the meaning of Section 1445 of the Code.

     2.4.15 (a) Since the Seller Acquisition Date, ICI has not (1) acquired assets from another corporation in a transaction in which ICI's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets in the hands of the transferor or (2) acquired the stock of any corporation that is a qualified subchapter S subsidiary; and (b) no taxes have been or will be for periods through the Closing Date, imposed on ICI pursuant to Sections 1374 or 1375 of the Code.

     2.4.16 Schedule 2.4.16 sets forth ICI's tax basis in its assets for federal income tax purposes which is accurate and complete in all material respects.

2.5  Conduct of Business.

     2.5.1 Since August 3, 2008, except as set forth on Schedule 2.5.1, ICI has conducted its business in the ordinary course of business in accordance with past practices and has not, nor has Seller in the name of or on behalf of ICI:

     (a) sold, assigned, leased, exchanged, transferred or otherwise disposed of any of its material assets or property (including but not limited to transfers to Seller or any of its non-ICI Affiliates), except for sales of its Inventory in the ordinary course of business in accordance with past practices;

     (b) suffered any casualty, damage, destruction or loss, or interruption in use, of any asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

     (c) written off any material asset as unusable or obsolete or for any other reason;

     (d) made or suffered any material change in the conduct or nature of any aspect of the businesses of ICI, whether or not made in the ordinary course of business or whether or not such change had a Material Adverse Effect;

     (e) made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $250,000 in the aggregate;

     (f) paid (or delayed payment of) payables, collected (or delayed collection of) receivables or waived any material rights, in each case other than in the ordinary course of business in accordance with past practices;

     (g) made any change in accounting methods or principles, other than changes required to comply with changes in U.S. GAAP;

     (h) adopted, amended or announced the amendment or adoption of any Benefit Plan;

     (i) borrowed any money or issued any bonds, debentures, notes or other corporate securities, including without limitation, those evidencing borrowed money;

     (j) entered into any transactions or agreements with any Related Party, paid (or been paid by) any Related Party, or charged (or been charged by) any Related Party, for (A) goods sold or services rendered by or to ICI, or (B) corporate overhead expenses, management fees, legal or accounting fees, capital charges, or similar charges or expenses, in each case other than in the ordinary course of business consistent with past practice;

     (k) increased the compensation payable to any employee, except in the normal course of business;

     (l) made any payments or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered, or reimbursement for reasonable ordinary and necessary out-of-pocket business expenses;

     (m) lost or transferred to Seller or a non-ICI Affiliate of Seller the services of any Key Employee;

     (n) sold or purchased any securities of any class of any third party (exclusive of short term liquid investments);

     (o) paid, declared or set aside any dividend or other distribution on its capital stock, exchanged or redeemed any of its capital stock;

     (p) experienced a material change in the aggregate amount of accounts receivable or the aging thereof;

     (q) been debarred, suspended or disqualified from bidding for or participating in the award of any Government Contract, or received notice that any suspension, debarment or disqualification Proceeding has been commenced or, to Seller's Knowledge, threatened against ICI by any Governmental Authority with respect to ICI's participation in any Government Contract; or

     (r) without limitation by the enumeration of any of the foregoing, entered into any material transaction other than in the usual and ordinary course of business in accordance with past practices.

     2.5.2 ICI has not suffered or been threatened with (and to Seller's Knowledge, there are no facts which are likely to cause or result in) any material adverse change in the business, operations, assets, liabilities, or financial condition of ICI, including, without limiting the generality of the foregoing, the existence or threat of a labor dispute, or any material adverse change in, or loss of, any relationship between ICI and any Key Employee.

     2.5.3 To Seller's Knowledge, no Significant Customer, including the Department of the Army, intends to terminate its business relationship with ICI, including pursuant to the right of the Significant Customer who is a Governmental Authority to terminate for convenience, or to limit or alter its business relationship with ICI in any material respect (including by non-renewal of any Contract or non-exercise of any Contract option period), whether as a result of the transactions contemplated hereby or otherwise. To Seller's
Knowledge, no Significant Supplier intends to terminate its business relationship with ICI or to limit or alter its business relationship with ICI in any material respect whether as a result of the transactions contemplated hereby or otherwise.

     2.5,4 Schedule 2.5.4 sets forth in reasonable detail all material goods and services which Seller or any Affiliate (other than ICI) currently provides to ICI to support the operation of ICI's business or ICI's sales of any goods or services.

2.6  Contracts.

     2,6,1 Except as set forth on Schedule 2.6,1, ICI is not a party to, or bound by, or the issuer, beneficiary or recipient of, any oral Contract(s) of any kind or nature which provide for the receipt or expenditure of individually $25,000, or in the aggregate $50,000, or more over the remaining duration of such oral Contract(s).

     2.6.2 Schedule 2,6.2 contains a complete and accurate list, and ICI has made available to Purchaser true and complete copies of all of the following Contracts to which ICI is a party:

     (a) Contracts for the employment of any Person entered into since the Seller Acquisition Date or which remain in effect;

     (b) consulting agreements entered into since the Seller Acquisition Date or which remain in effect;

     (c) plans or Contracts or arrangements providing for bonuses, options, deferred compensation, severance, retirement payments, profit sharing, medical and/or dental benefits or similar benefits covering employees of ICI;

     (d) Contracts or orders for the purchase by ICI of Inventory, Equipment, Services or other assets, except for purchase orders entered into in the ordinary course of ICI's business, which involve more than $50,000 in the aggregate;

     (e) agreements for the sale of any Equipment, Inventory or other assets, except for sales of Inventory in the ordinary course of business, and exchanges or transfers of obsolete or worn equipment, involving less than $50,000 in the aggregate;

     (f) agreements, loans, purchase orders and advances between ICI, on the one hand, and Seller or any of its Affiliates, or any other Related Parties, on the other hand ;

     (g) agreements of agency, representation, distribution, or franchise which cannot be canceled by ICI without a termination payment or other penalty for cancellation, upon notice of thirty (30) days or less;

     (h) agreements for the advertisement, display, or promotion of any of ICI's products or services which cannot by canceled by ICI without a termination payment or other penalty for cancellation, upon notice of thirty (30) days or less;

     (i) service agreements relating to any of ICI's assets other than agreements that in the aggregate are not material to the business, financial affairs or assets of ICI;

     (j) guaranties, performance, bid or completion bonds, and sureties or indemnification agreements (without any dollar threshold);

     (k) loan, credit or other financing agreements, notes, Security Documents, factoring agreements or letters of credit;, except as disclosed in Section 2.6.2(f);

     (l) Contracts, other than purchase orders or bills of lading, with any shipping or transportation company, exceeding $50,000 in the aggregate;

     (m) leases or subleases, either as lessee or sublessee, lessor or sublessor, of real or personal property or intangibles which lease or sublease requires payment by or to ICI of at least $20,000 per year;

     (n) partnerships or joint venture agreements;

     (o) Government Contracts (as defined in Section 11,2.37 of this Agreement), the list of which at Schedule 2.6.2 contains the following categories of information for each such contract: contract name, contract number, procuring agency, ICI bidding/offeror status (e.g., Section 8(a), prime contractor, subcontractor, subcontractor to joint venture, joint venturer etc.), award basis, agency credit, contract start date, contract expiration date, total signed value, funded backlog, and unfunded backlog; or

     (p) other Contracts not specifically enumerated above that provide for the receipt or expenditure of an amount certain or reasonably estimated of more than $50,000 over the remaining duration of such Contract.

     2.6.3 All of the Contracts identified in Section 2.6.2 are in full force and effect and are valid and enforceable in accordance with their terms, subject to the rights of a Governmental Authority to terminate for convenience and except for laws related to bankruptcy, insolvency and equitable rights, and none of such Contracts has been sold, assigned, otherwise transferred or subjected to any Lien, other than Pei pitted Liens. ICI is in compliance in all material respects with all terms and requirements of each such Contract and, to Seller's Knowledge, each other Person that is party to such a Contract is in material compliance with the terms and requirements of such Contract. To Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a violation or breach of, or give ICI or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any such Contract. ICI has not given to or received from any other Person any written notice or communication regarding any actual, alleged, or potential violation or Breach of, or default under, any such Contract. There are no renegotiations, or attempts to renegotiate any material amount to be paid or payable to or by ICI under any such Contract and no Person has made a written demand for such renegotiation. ICI has not released or waived any of its rights under any such Contract. To Seller's Knowledge, no subcontractor to which ICI has subcontracted any work under any Contract is in material default under the terms of the subcontract.

     2.6.4 Neither ICI nor Seller on its behalf, has paid or agreed to pay any fee or commission to any employee, agent or representative, the payment of which would be a violation of the prohibition against contingent fees as set forth in the Federal Acquisition Regulation ("FAR") or any other regulation including those relating to foreign military sales.

     2,6.5 Neither Seller nor ICI or any of their respective Affiliates is bound by any agreement restricting in any manner ICI's right to compete with any other Person, ICI's right to sell to or purchase from any other Person, the right of any other Person to compete with ICI, or the ability of such Person to employ any of ICI's employees.

2.7  Employment and Benefit Matters.

     2.7.1 Benefits Plans

     (a) Schedule 2.7.1(a) contains a list of each Employee Welfare Benefit Plan, Employee Pension Benefit Plan and each plan fund, program, agreement or arrangement for the provision of executive compensation, deferred or incentive compensation, profit sharing, stock bonus, bonus, stock option, stock purchase, termination, salary continuation, employee assistance, supplemental retirement, severance, vacation, sickness, disability, death, fringe benefit, insurance, medical or other benefits (whether provided through insurance, on a funded or unfunded basis, or otherwise), to any current or former employee, director, consultant or independent contractor of ICI, or any of their dependents, survivors or beneficiaries with respect to any of the foregoing, which is maintained, administered or contributed to by ICI or any ERISA Affiliate of ICI, whether or not legally binding (collectively, the "Benefit Plans") that is or has been in effect since the Seller Acquisition Date.

     (b) Each Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with its governing instruments and all applicable laws, including, but not limited to, ERISA and the Code. Each plan which is or has been maintained, administered or contributed to by ICI or an ERISA Affiliate has been administered in accordance with the applicable provisions of COBRA and IIIPAA.

     (c) All contributions, premiums or other payments due under the terms of each Benefit Plan or required by applicable law have been made within the time due and all unpaid amounts attributable to any such plan for any period prior to the Closing Date will be accrued on ICI's books and records in accordance with U.S. GAAP.

     (d) The IRS has issued a favorable determination letter to ICI or to Seller with respect to ICI, with respect to each Benefit Plan which is intended to qualify under Code Section 401(a) (collectively, the "Qualified Plans"), such determination letter may be relied upon with respect to the most recent amendment, if any, to each Qualified Plan, and nothing has occurred which could adversely affect the tax qualified status of any such Qualified Plan.

     (e) There have been no Prohibited Transactions with respect to any ERISA Plan which could result in liability to ICI. There has been no breach of fiduciary duty (including violations under Part 4 of Title I of ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of any ERISA Plan which could result in liability to ICI. No action, suit, procedure, hearing, or investigation with respect to the administration of the investment of the assets of any such plan (other than routine claims for benefits) is pending or, to Seller's Knowledge, threatened. To Seller's Knowledge, there is no basis for any such action, suit, proceeding, hearing or investigation.

     (f) Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither ICI nor any ERISA Affiliate of ICI has ever sponsored, maintained, administered, contributed to, or had any obligation to contribute to or had any other liability under or with respect to any Employee Pension Benefit Plan which is subject to the requirements of Section 412 of the Code, Section 302 of Title I of ERISA or Title IV of ERISA.

     (g) Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither ICI nor any ERISA Affiliate of ICI has ever sponsored, maintained, administered, contributed to, or had any obligation to contribute to or had any other liability under or with respect to any Employee Welfare Benefit Plan which provides health, life or other benefits for former directors, officers or employees of ICI (or any spouse or former spouse or other dependent thereof), other than benefits required by COBRA.

     (h) Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, no Employee Welfare Benefit Plan providing medical, dental, vision or similar insurance benefits to ICI employees is self insured.

     (i) Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither ICI nor any ERISA Affiliate has ever maintained a "voluntary employees beneficiary association" within the meaning of Section 5011(9) of the Code or any other "welfare benefit fund" as defined in Section 419(e) of the Code.

     (j) Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, all reports and information relating to each Benefit Plan required to be filed with a Governmental Authority have been accurately and timely filed; all reports and information relating to each such Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided and there are no restrictions on the right of ICI or any ERISA Affiliate to terminate or decrease (prospectively) the level of benefits under any Benefit Plan after the Closing Date without liability to any participant or beneficiary thereunder.

     (k) Each ERISA Affiliate of ICI is identified in Schedule 2.7.1 b

     (1) Each Benefit Plan sponsored by ICI since the Seller Acquisition Date is terminable at the discretion of ICI and without cost to ICI. ICI may, without cost, withdraw its employees, directors, officers and consultants from any Benefit Plan which is not sponsored by ICI. No Benefit Plan has any provision which could increase or accelerate benefits or any provision which could increase liability to ICI or Purchaser as a result of the transactions contemplated hereby, alone or together with any other event.

     (m) Neither ICI nor any ERISA Affiliate contributes to, has been obligated to contribute to, or has any Liability to any "multiemployer plan" as defined in
Section 3(37) of ERISA.

     (n) Each Benefit Plan that provides nonqualified deferred compensation within the meaning of Section 409A of the Code has complied since the Seller Acquisition Date in operation with the requirements of Section 409A and any regulations promulgated thereunder.

     2.7.2 Employee Matters

     (a) Schedule 2.7.2 contains a complete and correct list of all employees of ICI and their respective titles and security clearances as of the date hereof (the "ICI Employees"), the 2008 compensation payable to each such employee and the date of employment of each such employee. Except as set forth on Schedule 2.7.2(a), (1) the employment or engagement of all directors, officers, ICI Employees, agents, consultants and professional advisers of ICI may be terminated at will with notice given at any time and without liability for payment of severance or other additional compensation or damages, (ii) there are no agreements between any ICI Employee and any other Person which would restrict, in any manner, such employee's ability to perform services for ICI ,
(iii) and there are no severance plans or payments which are or could become payable by ICI to any ICI Employees or consultants under the terms of any oral or written agreement or commitment or any law, custom, trade or practice.

Schedule 2.7.2 describes any incentive commission program or related sales program operated by ICI and the amounts of payments due thereunder to ICI's employees as of the date hereof.

     (b) ICI is not, and has not since the Seller Acquisition Date, been, bound by or subject to (and none of its assets or properties are bound by or subject to) any arrangement with any labor union or other collective bargaining representative. Since the Seller Acquisition Date, there has not been, there is not presently pending or existing, and, to Seller's Knowledge, there is not threatened, (i) any material strike, slowdown, picketing, work stoppage or employee grievance process; (ii) any material charge, grievance proceeding or other claim against or affecting ICI relating to the alleged violation of any law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Authority, (iii) any union organizational activity or other labor or employment dispute against or affecting ICI, or (iv) any application for certification of a collective bargaining agent.

     (c) ICI is and has been since the Seller Acquisition Date in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation any such laws regarding employment documentation, equal employment opportunities, fair employment practices, plant closings and mass layoffs, sexual harassment, discrimination based on sex, race, disability, health status, pregnancy, religion, national origin, age or other tortious conduct, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and ICI has not engaged in any unfair labor practice. IC is not liable for the payment of any compensation, damages, taxes, fines, penalties or other amounts however designated for failure to comply with any of the foregoing. All Persons classified by ICI as independent contractors have satisfied the requirements of law to be so classified, and ICI has fully and accurately reported their compensation on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of ICI, and who has been treated by ICI as an independent contractor, is classifiable as a "leased employee," within the meaning of Section 414(nX2) of the Code with respect to ICI.

     (d) Schedule 2.72(d) lists all ICI employees who are currently on leave relating to work related injuries and/ or receiving disability or medical or family leave benefits under any Benefit Plan.

     (e) No Key Employee has advised Seller or ICI that he or she intends to terminate employment with ICI within the next ninety (90) days or as a result of the purchase of ICI by Purchaser hereunder, prior to, upon, or shortly after the Closing.

2.8  Litigation and Claims.

     2.8.1 There is no Proceeding in law or in equity (including Proceedings before any commission or other administrative authority) pending or, to Seller's Knowledge, threatened in writing against ICI or any of its officers or directors; or any Proceedings against ICI or Seller related to the consummation of the transactions contemplated hereby or relating to any of ICI's assets or operations.

     2.8.2 Since the Seller Acquisition Date, ICI has not made any written warranties, or to Seller's Knowledge, oral warranties with respect to the quality or absence of defects of its products or services which it has sold or performed which are in force as of the date hereof except for those warranties which are described in Schedule 2.8.2(). There are no Claims pending or, to Seller's Knowledge, threatened against ICI with respect to breach of warranty or the quality of or absence of defects in such products or services. Schedule 2.8.2(ii) sets forth a summary, which is accurate and complete in all material respects, of all material returns of defective products during the period beginning January 1, 2006 and ending on the date hereof, all material credits and allowances for defective products or services given to customers during said period, and the defect which resulted in the return, allowance or credit. To Seller's Knowledge, there are no products sold or services performed by ICI for which warranties are presently in effect that will result in any material Claims of $50,000 or greater for breach of such warranties after the Closing Date.

     2.8.3 Neither ICI nor Seller is a party to, or bound by, any Judgment or agreement with respect to a Proceeding relating to or affecting the properties, assets, personnel or business activities of ICI.

     2.8.4 ICI and Seller have been in compliance in all respects with all Judgments, and in all material respects with all Applicable Laws and Approvals of Governmental Authorities, that relate to ICI, its operations or assets, including but not limited to the Guilty Plea Agreement by Seller entered in the U.S. District Court for the Eastern District of Pennsylvania and the Seller's Settlement Agreement with the United States. Since January 1, 2008, neither ICI, nor Seller with regard to ICI, has received from any Governmental Authority any written notification with respect to possible or alleged noncompliance with any Judgment, Applicable Law or Approval.

2.9  Environmental Matters.

     2.9,1 ICI is, and has been since the Seller Acquisition Date, in compliance with applicable Environmental Laws and Environmental Permits and has no Liability for any Environmental Claim or for non-compliance with any Environmental Law or Environmental Permit.

     2.9.2 ICI possesses all Environmental Permits which are required for the operation of its business.

     2.9.3 Neither ICI nor Seller has received any written communication since the Seller Acquisition Date alleging that ICI is not or was not in compliance with applicable Environmental Laws or Environmental Permits.

     2.9.4 Since the Seller Acquisition Date, there has been no Environmental Claim pending or, to Seller's Knowledge, threatened against ICI. Since the Seller Acquisition Date, ICI has not received notice of any Environmental Claim nor, to Seller's Knowledge, is there any Environmental Claim pending.

     2.9.5 Since the Seller Acquisition Date, no wastes generated by ICI have been directly or indirectly sent, transferred, transported to, treated, stored, or disposed of at any site listed or formally proposed for listing on the National Priorities List or the Comprehensive Environmental Response,

Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state list. Since the Seller Acquisition Date, ICI has not received any written notice from any Person with respect to any real property referred to in this subparagraph, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local law.

     2.9.6 Since the Seller Acquisition Date there have not been any Hazardous Substances used, generated, treated, stored, transported, disposed of, handled, Released or otherwise existing in connection with ICI's business.

     2.9.7 Since the Seller Acquisition Date, there have not been any underground or aboveground storage tanks, asbestos containing materials, or transformers containing or contaminated with PCBs used or existing in connection with ICI's business.

     2,9.8 Seller's Disclosure Schedule lists all environmental data, studies, analyses or reports and Environmental Permits in the possession of Seller or ICI, and true and complete copies thereof have been delivered to Purchaser.

2.10 Intellectual Property.

     2,10.1 Schedule 2.10.1 , in all material respects, sets forth a complete and accurate list of all U.S. and foreign copyright registrations, copyright applications, patents, patent applications, identified inventions, invention disclosures, trademark registrations, service mark registrations (including Internet domain name registrations), trademark applications, service mark applications, material unregistered trademarks and material unregistered service marks included within the Intellectual Property that are owned by ICI or for which ICI has the exclusive, perpetual right to use without further payment or royalty. ICI is the owner of or has exclusive, perpetual rights to use all of the Intellectual Property described in Schedule 2.10.1, ICI has not sold, assigned or otherwise transferred or subjected to any Lien any of its Intellectual Property,

     2.10.2  ICI is the  sole  owner  of  record  of the  Intellectual  Property identified on Schedule 2.10.1, No application for registration nor any registration of any patent, trademark, service mark or copyright has been withdrawn or terminated by ICI since the Seller Acquisition Date and each of the aforementioned applications and registrations has been duly maintained, including the submission of all necessary filings and payment of all fees and charges in accordance with the requirements of the applicable Government Authorities.

     2.10.3 Schedule 2.10.3, in all material respects, lists all Software which is owned ("Proprietaly Software") or licensed, leased or otherwise used by ICI and designates which Software is owned, licensed, leased or otherwise used, as the case may be. ICI does not use any non-Proprietary Software unless it is licensed for such use in the manner ICI currently uses such Software. ICI has paid all applicable license fees for non-Proprietary Software through at least December 31, 2008. ICI has and, as of the Closing Date, will retain all rights to any Intellectual Property required by it for the continued conduct of its business in the manner such business is currently conducted.

     2.10.4 Schedule 2.10.4(i), in all material respects.,, sets forth a complete and accurate list of all agreements between ICI, on the one hand, and any Person, on the other hand, granting ownership rights in or any right to license, sublicense, use or practice any rights under any of the Intellectual Property owned by ICI or by any other Person, including all IP addresses owned or licensed by ICI or any other Person (collectively, "Intellectual Property Licenses"). Since the Seller Acquisition Date, ICI has not licensed or sublicensed any rights in any of the Intellectual Property or received or granted any such rights, other than pursuant to the Intellectual Property Licenses. Except as set forth on Schedule 2.10.4(ii), ICI has not provided to any third party or deposited into escrow a copy of any source code for its Proprietary Software. Since August 1, 2005, ICI has not agreed to provide a copy of any source code for its Proprietary Software other than as required under its Government Contracts.

     2.10.5 The conduct of ICI's business, the use of its Intellectual Property, and the exercise of its rights relating to its Intellectual Property used in ICI's business do not infringe upon or otherwise violate the Intellectual Property rights of any Person.

     2.10.6 To Seller's Knowledge, no Person is infringing upon or otherwise violating any of the Intellectual Property of ICI.

     2.10.7 Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither Seller nor ICI has received notice of any Claims and there are no pending Claims by any Persons relating to the scope, ownership or use of any of the Intellectual Property.

     2.10.8 All Intellectual Property of ICI and Proprietary Software of ICI was either developed (A) by employees of ICI within the scope of their employment; or (B) by independent contractors who have assigned their entire right, title and interest in such Intellectual Property and Proprietary Software to ICI pursuant to written agreements.

     2.10.9 Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither Seller nor ICI has agreed to deliver or provide to any third party any Software or any data or information related thereto that is not subject to the applicable restricted or limited rights under the FAR and Defense Federal Acquisition Regulations Supplement ("DFARS"), respectively.

     2.10.10 Subject to (a) the consent of the Israel-United States Binational Industrial Research and Development Foundation under the Cooperation and Property Funding Agreement described below be obtained for any assignment, and
(b) the non-exclusive royalty free license rights of the governments of Israel and the United States to make or use any products derived from, and to use for non-commercial purposes, the Intellectual Property developed pursuant to the Cooperation and Property Funding Agreement, ICI retains all rights to the Intellectual Property developed or created by ICI under the Cooperation and Project Funding Agreement between Paragon Communications, Ltd., Seller and the Israel-United States Binational Industrial Research and Development Foundation, dated April 9, 2008. ICI is not in Breach of any of its obligations under the Cooperation and Project Funding Agreement or the Contract with Full Spectrum, Inc., dated October 10, 2007. ICI is not currently using and has no current plan

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
or intention to hereafter use in any manner the Intellectual Property developed under the Contract with Full Spectrum.

     2.10,11 As used herein (a) "Intellectual Property" means all right, title and interest in any intellectual property, including, without limitation, all patents, trade secrets, identified inventions, invention disclosures, trademarks, designs, service marks, copyrights, Internet domain names, web sites and IP addresses, trade or business names, trade dress and slogans (and all registrations of any of the foregoing, and all applications for registration thereof), Software, and any goodwill associated with such Intellectual Property,
(b) "Software" means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies whether in source code or object code, (ii) databases and computations, including any and all data and collections of data, (iii) documentation, including user manuals and training materials, relating to any of the foregoing, and (iv) content and information contained in any web site and (c) "IP addresses" means any and all TCP/IP addresses.

2.11 Real Property.

     2.11.1 Since the Seller Acquisition Date and currently, ICI does not own any real property.

     2.11.2 Schedule 2,11,2 lists all real property leased or subleased by ICI (the "Leased Real Property"). The Leased Real Property: (i) constitutes all real property and improvements leased or used by ICI; (ii) is not subject to any leases, tenancies or rights of possession of any kind (except for ICI's lease as to Leased Real Property); (iii) is, and has been since the date of possession thereof by ICI, in the peaceful possession of ICI; (iv) is served by all water, sewer, electrical, telephone, drainage and other utilities required for the operations of ICI's business; (v) to Seller's Knowledge, requires no work or improvements to bring it into compliance 'with any Applicable Law, is in good condition and repair, and no material expenditures are required to be made for the repair, replacement or maintenance of any improvements on the Leased Real Property. Any options in favor of ICI to extend, expand or terminate any lease as to Leased Real Property, if any, are in full force and effect.

     2.11.3 ICI, and to Seller's Knowledge, the owner of the Leased Real Property, as applicable, currently hold all certificates of occupancy, permits and any other approvals of any Governmental Authority or any other Person which are material for the lawful occupancy and operation of the Leased Real Property or which are material to the operation of ICI's business on the premises of the Leased Real Property. All such certificates of occupancy, permits and approvals that ICI is required to have are current and in full force and effect.

2.12 Government Contracts.

     2,12,1 Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge prior to the Seller Acquisition Date, neither Seller nor ICI has
received  any  decision  of  a  contracting   officer  or  prime  contractor  or
subcontractor at any tier asserting any Claim or request for equitable adjustment against ICI with respect to any Government Contract held by ICI and no such Claim is currently pending. There are no disputes between ICI and the U.S. Government under the Contract Disputes Act of 1978, any dispute resolution regulations, procedures or contract clauses or any other federal statute. There are no disputes, including any bid. protests filed at the agency, Government Accountability Office, or court level, or other legal or administrative causes of action between or among ICI and any prime contractor, subcontractor at any tier, other bidder or offeror, or vendor or any other third party arising under or relating to any Government Contract. To Seller's Knowledge, there are no facts, events or circumstances likely to give rise to a dispute under any Government Contract. In addition, (i) all required 2007 and prior fiscal year final indirect cost rate proposals concerning any Government Contract have been submitted, and (ii) provisional indirect rates have been established and agreed to by ICI and the U.S. Government up to and including ICI's fiscal year ended August 3, 2008. Schedule 2.12.1 further sets out a list differentiating between Government Contracts that have not been fully performed and those that have been fully performed but as to which the U.S. Government's or a higher-tier contractor's rights to review, audit, or investigate have not expired under Applicable Law.

     2.12.2 Since the Seller Acquisition Date neither Seller nor ICI has received any notice of the intention of the U.S. Government or a prime contractor or subcontractor to terminate any Government Contract for either convenience or default or any other reason, whether or not permitted thereunder, including, but not limited to, a breach or violation in any respect of any statute or regulation pertaining to any Government Contract and no such notice is currently pending. Neither Seller nor ICI has, since January 1, 2006, received any show cause notices, cure notices, or negative determinations of responsibility with respect to any Government Contract. There exists no outstanding Claim against ICI, either by the U.S. Government or by any prime contractor, subcontractor at any tier, other bidder or offeror, vendor or any other third party, arising under or relating to any Government Contract.

     2.12.3 Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither Seller nor ICI has asserted any Claim or request for equitable adjustment concerning money, interpretation of contract terms or other relief under any Government Contract performed by ICI and no such Claim is currently pending. Since the Seller Acquisition Date, and, to the Seller's Knowledge prior to the Seller Acquisition Date, no money due to ICI or Seller pertaining to any Government Contract has been withheld or set off nor has any Claim been made for such withholding or set off. ICI is entitled to receive and retain all progress payments received under all Government Contracts.

     2.12.4 Since the Seller Acquisition Date, neither Seller nor ICI has received notice of any failure to comply with the Truth in Negotiations Act (10 U.S.C. sec. 2306a, 41 U.S.C. sec. 254(d)) or to submit where required cost or pricing data that were accurate, complete and current and no such notice is currently pending. Neither Seller nor ICI has received notice of any failure to comply with the pricing and discount disclosure requirements or the price reduction clause in any Contract ICI may hold with the General Services Administration pursuant to GSA's Multiple Award Schedule program.

     2.12.5 Neither Seller nor ICI is subject to any Claim for or with respect to price adjustment under any Government Contract performed by ICI, including any liability for defective pricing. In relation to any Government Contract where ICI is a subcontractor at any tier, to ICI's Knowledge, there is no dispute between or among the prime contractor, upper-tier contractor and the

Government customer which may give rise to a Liability of ICI or which may lead to the termination of the prime contract or the subcontract

     2.12,6 Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither Seller nor ICI has received notice that either ICI or any of its directors, officers, employees, agents, or consultants is under administrative, civil, or criminal investigation, indictment or writ of information, audit or internal investigation with respect to any alleged or potential violation of law, irregularity, misstatement, or omission regarding any Government Contract and no such notice is currently pending. Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, neither the U.S. Government nor any prime contractor, subcontractor or other Person has notified ICI or Seller that ICI has breached or violated any statute, regulation, certification, representation, clause, provision or requirement pertaining to any Government Contract or Government Bid and no such notice is currently pending.

     2,12.7 ICI has not been debarred, suspended or disqualified from bidding for or participation in the award of any Government Contract (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements) and neither Seller nor ICI has received notice that any suspension, debarment or disqualification action has been commenced against ICI with respect to any Government Contract. To Seller's Knowledge there exists no fact or circumstance that would warrant the institution of suspension, debarment or disqualification proceedings or the finding of nonresponsibility or ineligibility on the part of ICI with respect to any employee, director, officer, agent or consultant of ICI, To Seller's Knowledge, there is no valid basis for (i) the suspension, debarment or disqualification of ICI from bidding on or performing Contracts or subcontracts with any Governmental Authority, or
(ii) any Claim pursuant to any audit by any Governmental Authority in connection with any Contracts or subcontracts relating to the provision of products or services to or for the benefit of a Governmental Authority. Upon the acquisition of ICI by Purchaser pursuant to this Agreement, (a) the United States Department of the Navy would not consider Purchaser or any subsidiary or Affiliate of Purchaser, including ICI, to be a party to the Administrative Agreement between the United States Department of the Navy and Herley, and (ii) the United States Department of the Navy would not pursue a separate Administrative Agreement with Purchaser or any subsidiary or Affiliate of the Purchaser, including ICI, based solely on the acquisition of ICI,

     2.12.8 ICI has complied in all material respects with all the terms and conditions of each Government Contract, including its obligations under Government Contracts relating to any Government-Furnished Property or similar property or Equipment owned by the United States.

     2.12.9 ICI has complied in all material respects with all applicable U.S. Government laws and regulations in connection with all cost accounting, materials management and procurement systems maintained by ICI and none of its Government Contracts is or has been subject to the Cost Accounting Standards set forth in FAR Part 30. No material cost incurred by ICI pertaining to any Government Contract or Government Bid has, since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, been formally questioned or challenged, been the subject of any investigation or been disallowed by the U.S. Government. ICI (or Seller on its behalf) has maintained accounting systems, including cost accounting systems, and data and document custody and maintenance controls that meet all requirements set forth in ICI's Government Contracts and Applicable Laws.

     2.12,10 ICI possesses all necessary facility security clearances, personnel security clearances and permits for the execution of its obligations under any Government Contract and Schedule 2.12.10 sets forth all facility security clearances held by ICI and ICI employees. Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge prior to the Seller Acquisition Date, ICI and each of its directors, officers, and employees, has complied with all requirements set forth in its Government Contracts relating to the safeguarding of, and access to, classified information as governed by the applicable provisions of the National Industrial Security Program Operating Manual ("NISPOM") and applicable requirements of the Defense Security Service ("DSS"). Neither ICI nor Seller has been advised in writing of, and, to Seller's Knowledge, there are no facts or actions indicating a violation or potential violation of the applicable provisions of the NISPOM or DSS requirements governing the safeguarding of, and access to, classified information.

     2.12.11 Since the Seller Acquisition Date, ICI has complied in all material respects with all applicable statutes and other regulations, including the False Claims Act, the Anti- Kickback Act of 1986, the Federal Election Campaign Act of 1971, the Sherman Act, the Clayton Act, the Service Contract Act and the regulations under each of them. Since the Seller Acquisition Date and to Seller's Post-Acquisition Knowledge, prior to the Seller Acquisition Date, no payment has been made by ICI, or by any person on behalf of ICI, in connection with securing any award or obtaining favorable treatment with respect to any Government Contract or Government Bid in violation of any applicable laws or regulations.

     2.12.12 Since the Seller Acquisition Date, ICI has not made any representations or certifications that are incomplete or untrue in any material respect or filed any accountings that are inaccurate in any respect as to any Government Contract. ICI has complied in all material respects with all such representations and certifications.

     2.12.13 Schedule 2.12.13 identifies (i) by description or inventory number all material Government-Furnished Property that is or should be in the possession of ICI, and (ii) each Government Contract to which each such item of Government-Furnished Property relates.

     2,12.14 Since the Seller Acquisition Date, ICI has not been audited or investigated and is not now being audited or threatened in writing with an investigation by the Government Accountability Office, the U.S. Department of Justice, the Inspector General of any Governmental Authority, the Department of Defense or any of its agencies other than the Defense Contract Audit Agency on routine audit matters. ICI has not, since January 1, 2006, been the subject or recipient of any adverse audit finding or report by the Defense Contract Audit Agency.

     2.12.15 Since the Seller Acquisition Date, ICI has not conducted or initiated any internal investigation, or made a voluntary disclosure to the U.S. Government, with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid, and to Seller's Knowledge there exists no irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led to any of the consequences set forth in this section or any other damage, penalty assessment, recoupment of payment or disallowance of cost. Since January 1, 2006, ICI has not conducted any investigation in connection with which ICI has engaged outside legal counsel or independent accountants, or made any voluntary disclosure to the U.S. Government outside the ordinary course of business as a result of any suspected irregularity or breach with respect to any Government Contract.

     2.12.16 ICI has no interest in any pending or potential Claim against the U.S. Government or any prime contractor, subcontractor of any tier, vendor, other bidder or offeror or any other third party arising under or relating to any Government Contract or Government Bid.

     2.12.17 ICI has not submitted any Government Bid or offer to develop or assist in the development of specifications or requirements for any Government Contract solicitation that could reasonably result in a conflict of interest for ICI with respect to such Government Bid or otherwise could reasonably cause ICI to be prohibited from obtaining any rights to bid for or receive any Government Contract.

     2.12.18 ICI holds a valid and current General Services Administration Federal Supply Services Authorized Professional. Engineering Services Schedule Contract No. GS-23F-0204M awarded May 31, 2002 with an initial expiration date of May 30, 2007, subsequently modified on Amendment PS-0002 executed on May 22, 2007 for Option Period 1 for the period of Performance May 31, 2007 through May 30, 2012. The GSA Schedule also has two option periods of 5 years each, if both are exercised that extend that Contract through May 30, 2022.

2.13 Export and Import Control.

     2.13.1 Since the Seller Acquisition Date, ICI has conducted its export and import transactions in accordance with all applicable Export and. Import Control Laws. Without limiting the foregoing: (i) ICI is in compliance with the terms of all applicable Export and Import Approvals; (ii) there are no pending or, to Seller's Knowledge, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against ICI with respect to any Export and Import Control Laws; and
(iii), to Seller's Knowledge, there are no actions, conditions or circumstances pertaining to ICI's export or import transactions that are likely give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under the Export and Import Control Laws,

     2.13.2 ICI has established and currently maintains a compliance program or internal controls or procedures appropriate to the requirements of Export and Import Control Laws.

     2.13.3 ICI has established and currently maintains a list of export control classifications, Harmonized Tariff Schedule Codes, and Schedule B Codes for its products, services, software and technologies and has provided Purchaser with all Voluntary Disclosures currently pending or made since January 1, 2006.

2.14 Anti-Corruption and Anti-Bribery.

     2.14.1 Since the Seller Acquisition Date, neither ICI nor Seller with respect to ICI 24 (including any of its officers, directors, agents, employees or other Person associated with or acting on its behalf) has directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff; influence payment, kickback or other similar unlawful payment, or taken any action which would cause it to be in violation of any Anti-Corruption or Anti-Bribery Laws (for purposes of this Agreement, the term "Anti-Corruption and Anti-Bribery Laws" shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.)

     2.14.2 There are no pending or, to ICI's or Seller's Knowledge, threatened, claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against ICI with respect to any Anti-Corruption and Anti-Bribery Laws; and

     2.143 To Seller's Knowledge, there are no actions, conditions or circumstances pertaining to ICI's activities that are likely to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption and Anti-Bribery Laws.

     2,14,4 ICI has established and currently  maintains a compliance program or
internal   controls  or   procedures   appropriate   to  the   requirements   of
Anti-Corruption and Anti-Bribery Laws.

2.15 Adequacy of Assets and Other Matters.

     2.15,1 The Equipment and other personal property owned or leased by ICI and used in its operations is in good operating condition and repair (ordinary wear and tear excepted). Schedule 2.15.1 contains a complete list of all leased Equipment and a description of any debt or lease payment obligations associated therewith.

     2.15.2 The assets owned by or licensed or leased to ICI constitute all assets (including, without limitation, Intellectual Property) necessary for, or in fact used in, the conduct of the business of ICI as it is currently conducted and in accordance with recent historical practice, and are located at the facilities leased by ICI. Schedule 2.15 identifies all assets used by ICI that are owned by Seller or any of its non-ICI Affiliates that will be retained by Seller or such Affiliate after the Closing.

     2.15.3 ICI currently maintains an Inventory in an amount, type and quality consistent with its historical practices and sufficient to meet its current contractual obligations to its customers. ICI's Inventory has been fully paid for, or will be fully paid for in the ordinary course of ICI's business and consistent with its historical practice, is located at the facilities leased by ICI, and is usable and saleable upon customary terms and conditions in the ordinary course of business.

     2.15.4 ICI possesses all accreditations or certifications from third party accreditation or certification bodies required to conduct its business as it is currently conducted and in accordance with recent historical practice, and, to Seller's Knowledge, no accrediting or certifying body that has conducted an evaluation, certification or accreditation of ICI or any of its assets or operations has withdrawn, suspended or terminated such accreditation or certification. Neither Seller nor ICI has any reason to believe that such accreditations or certifications will not continue as currently in effect.

     2.15.5 Neither Seller, nor any of its Affiliates, nor ICI has dealt with any Person who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from either ICI or Purchaser for arranging the transactions contemplated hereby or introducing the parties to each other.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

3.1  General Statement.

     Except as set forth in the disclosure schedule provided by Purchaser and attached to this Agreement ("Purchaser's Disclosure Schedule"), Purchaser makes the representations and warranties set forth in this Article 3. Such representations and warranties of Purchaser shall not be limited or otherwise affected by any investigation or lack of investigation by Seller. No specific representation or warranty shall limit the generality or applicability of a more general representation or warranty.

3.2  Corporate.

     3.2.1 Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business as such business is now being conducted.

     3.2.2 The Board of Directors of Purchaser has duly approved this Agreement and the other Transaction Documents to which Purchaser is a party, and the transactions contemplated hereby and thereby, and has authorized the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby. Purchaser has the full power, authority and legal right to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Transaction Documents to be executed by it, will constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights generally and by the availability of injunctive relief, specific performance and other equitable remedies).

     3,23 Except as set forth on Schedule 3.2.4, the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby and the fulfillment by Purchaser of the terms hereof and thereof: (i) are not in violation or Breach of, do not conflict with or constitute a default under the terms of the Operating Agreement of Purchaser.

3.3  Litigation.

     There are no Claims or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser before any court or Governmental Authority or any arbitrator that seek to restrain or enjoin the consummation of the Transactions contemplated by this Agreement. Purchaser is not subject to any Judgment of any court, Governmental Authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

3.4  Fees.

     Neither Purchaser nor any of its Affiliates has dealt with any Person who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other.

3.5  Status.

     Purchaser shall use its good faith efforts to be qualified as of the Closing Date to possess all necessary material facility security clearances, personnel security clearances and permits for the performance following the Closing Date of ICI's obligations under any current Government Contract of ICI, and will use its best effort satisfy, as of the Closing Date, all requirements applicable to a controlling person under the Government Contracts to which ICI is a party, and under the Export and Import Controls applicable to ICI.

3.6  Conflicts.

     The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby and the fulfillment by Purchaser of the terms hereof and thereof: (a) will not conflict with or constitute a default under, the terms of the Purchaser's organizational documents; and (b) will not result in a material violation under any law, Judgment, permit or other legal requirement of any Governmental Authority applicable to Purchaser.

                                    ARTICLE 4
                          CONDUCT PRIOR TO THE CLOSING

4.1  General.

     Seller and Purchaser shall have the respective rights and obligations set forth in this Article 4 during the period between the date hereof and the Closing Date.

4.2  Seller's Obligations.

     4.2.1 Seller shall cause ICI to give access to Purchaser's officers, employees, agents, attorneys, consultants, accountants and lenders to all of the books, Contracts, documents, records and personnel of ICI and shall furnish to Purchaser and such Persons as Purchaser shall designate to Seller such information as Purchaser or such Persons may at any time and from time to time reasonably request; provided that access shall be conditioned on each such third party's agreement in writing to be bound by the provisions of the existing confidentiality agreement between Purchaser and Seller and provided further that such access shall be granted in a manner designed to minimize interference with the normal business operations of ICI, including normal business hours and on reasonable notice.

     4.2.2 Seller shall cause ICI (and Purchaser shall cooperate with Seller and ICI) to use its good faith efforts to obtain all consents, waivers and assignments necessary for the consummation by Seller of the transactions contemplated hereby under or with respect to any Contract, Approval or Environmental Permit which is required to be scheduled pursuant to this Agreement or otherwise necessary or desirable for the operation of ICI in substantially the same manner as it was operated on the date hereof.

     4.2.3 Seller shall cause ICI to use its good faith efforts to preserve its business and the goodwill of its customers, suppliers and others having business relations with it and to retain its business organizations intact, including keeping available the services of its employees, representatives and agents, and to maintain all of its properties in good operating condition and repair, ordinary wear and tear excepted; and shall notify Purchaser of any actual or prospective impairment of any thereof immediately upon becoming aware of the same.

     4.2.4 Seller shall cause ICI to conduct business in the usual and ordinary course consistent with prudent industry practice and to carry on all business operations (including, without limitation, the purchase and sale of Inventory, the payment of trade payables and other obligations and the collection of accounts receivable), all in accordance with past practices.

     4.2.5 Seller shall provide Purchaser with reasonable access to each of the employees listed on Schedule 4.2.5 so that Purchaser may request such employees to discuss with Purchaser their possible continued employment with ICI following the Closing..

     4.2.6 Seller will not, and Seller will not permit any of its Affiliates to, initiate, solicit, or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Competing Transaction, or enter into discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or endorse or agree to endorse any Competing Transaction, or authorize or permit any investment banker, financial advisor, attorney, accountant, or other representative retained by Seller or any of its Affiliates, to take any such action.

     4.2.7 Without the prior written consent of Purchaser, and without limiting the generality of any other provision of this Agreement, Seller shall cause ICI not to:

     (a) amend its Articles of Incorporation or by-laws;

     (b) make any change in its authorized capital stock, or issue any shares of stock or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to its issued or unissued capital stock or other equity securities or grant any stock appreciation or similar rights;

     (c) make any payment or distributions to its employees, officers or directors except such amounts as constitute currently effective compensation for services rendered or reimbursement for reasonable, ordinary and necessary out-of-pocket business expenses;

     (d) hire any new employee (other than direct charge employees) other than in the ordinary course of business consistent with ICI's historical practices who shall have, or terminate the employment or contract of any employee, consultant or independent contractor who has, an annual salary in excess of $50,000;

     (e) incur or commit to incur any capital expenditures not set forth in Seller's Disclosure Schedule in excess of $50,000 in the aggregate;

     (f) do any act or omit to do any act, or permit any act or omission to occur, which will cause a Breach by it of any of the Contracts it is a party to;

     (g) grant any salary increase or other increase in compensation to, or increase the draw of, or make loans to any of its officers, directors, employees or agents, or enter into any new, or amend or alter any existing Benefit Plan, trust agreement or other similar arrangement, or any employment or consulting agreement, except in the normal course of business;

     (h) prepay any of its material obligations or attempt to accelerate the collection of any of its accounts receivable or defer payment of any of its outstanding accounts payable outside the ordinary course of ICI's business, consistent with its historical practices;

     (i) incur, assume or guarantee any long-term or short-term Indebtedness;

     (j) enter into any settlement agreement, consent, decree or similar obligation relating to any actual or pending Claim against ICI, except for Claims that require payment of less than $50,000 and only if done in the usual and ordinary course of ICI's business, consistent with its historical practices;

     (k) sell, transfer, license or encumber or otherwise dispose of any asset or property of any kind or nature, except in the usual and ordinary course of ICI's business, consistent with its historical practices;

     (l) amend, terminate or give notice of termination with respect to any existing Contract to which it is a party, or waive any of ICI's material rights;

     (m) pay, declare, accrue or set aside any dividends or any other distributions, in cash, property or otherwise, on its securities of any class or purchase, exchange or redeem any of its securities of any class, or making any inter-company advance, loan or payment between Seller and its Affiliates and ICI other than in the usual and ordinary course of ICI's business, consistent with its historical practices;

     (n) except as required by appliCable law, make any changes in its reporting for Taxes or accounting methods; make any change to its method or adopt any method of reporting income, deductions, or other Tax items for Tax purposes that is inconsistent with positions taken, elections made or methods used in reporting such Tax items in prior periods; or make, amend or revoke any election with respect to Taxes, amend any Tax Return, or settle or compromise any Tax liability; or

     (o) layoff and/or terminate or reduce the hours of employees, except in the ordinary course of business consistent with its historical employment practices.

     4.2,8 (a) During the period beginning on the date hereof and ending on the Closing Date, prior to ICI directly or indirectly entering into, or assuming, any material Contract (other than a Contract for which Purchaser or an Affiliate of Purchaser is or is reasonably anticipated to be a competitive bidder) and for no purpose other than compliance with the terms of this Section 4.2.8, Seller shall provide to Purchaser a copy of such proposed Contract, including the applicable solicitation document and ICI's bid or proposal thereto and shall consult with Purchaser regarding any questions or concerns that Purchaser may have regarding such Contract; provided that such consultation shall be conducted in a manner that will not interfere with ICI's ordinary course of business.

     (b) During the period beginning on the date hereof and ending on the Closing Date, with respect to any bid or proposal for a Government Contract for which ICI will be the prime contractor or subcontractor (other than a Contract for which Purchaser or an Affiliate of Purchaser is or is reasonably anticipated to be a competitive bidder) and for no purpose other than compliance with the terms of this Section 4.2.8, Seller shall provide for Purchaser's review and comment the bid or proposal, including the proposed fully burdened labor rates, estimated level of effort, proposed or anticipated fee or profit, other anticipated direct costs for contract performance and all proposed indirect rate costs and Seller shall keep Purchaser apprised of all material developments relating to that bid or proposal, including any material changes to any of the information previously provided to Purchaser pursuant to Section 4.2.8(a) or
(b), provided that such submission will not interfere with ICI's ordinary course of business.

     (c) Seller agrees that in all non-Government Contract bids and proposals where it is anticipated or proposed that ICI be a subcontractor to Seller or any of its Affiliates, such bid or proposal shall include a separate fee or profit payable to ICI. Such fee will be consistent with fees ICI charges on similar contracts with Persons other than Seller and its Affiliates. Seller agrees that in all Government Contract bids and proposals where it is anticipated or proposed that ICI be a subcontractor to Seller or any of its Affiliates, such bid or proposal shall not include a separate fee or profit payable to ICI; provided that ICI shall receive 50 percent (unless another amount is mutually agreed to in writing between Purchaser and Seller) of the contract fee percentage or contract profit percentage payable to Seller or its Affiliate under that Government Contract with respect to the goods or services provided after the Closing Date by ICI under its subcontract.

     4.2.9 Seller shall cause ICI to maintain the insurance policies required to be listed in Schedule 2.3.8 to be in full force and effect. If any of the said policies shall expire, ICI shall use commercially reasonable efforts to renew or replace the same prior to the expiration of the expiring policies with policies from a reputable insurance carrier containing insurance coverage in the same or greater amount than the existing policies and in substantially the same form and substance as the existing policies.

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
     4.2.10 Seller shall take all appropriate actions to transfer and divest ICI of ownership of all shares of capital stock of Stapor Research, Inc. and to ensure that ICI shall have no remaining obligation or liability relating to or arising from the Excluded Business on and after the Closing Date. Such transfer and divestiture shall be consummated such that ICI shall not incur any Tax or other liability as a result thereof.

     4.2,11 Seller shall remit to ICI payment in full of all outstanding amounts under loans and advances that ICI shall have made to Seller or any of Seller's other Subsidiaries, and Seller shall have terminated and cancelled all obligations of ICI to repay any loans or advances made to ICI by Seller or any of its non-ICI Affiliates.

     4.2.12 Notwithstanding the restrictions in any other Contract between the parties, upon a request by Purchaser, Seller shall allow Purchaser's representatives to communicate with any Key Employee(s) for the purpose of discussing and contracting with such Key Employee(s) with respect to his/her employment with ICI or Purchaser following the Closing. Such communications shall be conducted in a manner that does not unreasonably interfere with the normal business operations of ICI or the provision of services by such Key Employees to ICI.

4.3  Joint Obligations.

     4.3.1 Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby as soon as practicable.

     4.3.2 Each party shall promptly give the other party written notice of the existence or occurrence of any condition which would make any representation or warranty it made under this Agreement untrue as of the date of this Agreement or any subsequent date as if made on and as of such subsequent date or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby,

4.4  Deliveries of Information; Consultations.

     From time to time prior to the Closing Date:

     4.4.1 Seller shall furnish promptly to Purchaser: (1) all separate monthly financial statements and budgets of ICI (if and to the extent prepared by ICI) promptly after such financial statements and budgets are available and (ii) all other material information concerning the operations, properties and personnel of ICI as Purchaser may reasonably request.

     4.4,2 Upon request by Purchaser, Seller shall consult from time to time with representatives of Purchaser on operational matters of ICI; provided, that such consultations do not unreasonably interfere with the operations of ICI.

4.5  Intercompany Payables and Receivables

     Seller has provided to Purchaser a preliminary unaudited balance sheet of ICI dated August 3, 2008, as referred to in Section 2.3.2 of this Agreement. Seller shall provide to Purchaser a detailed reconciliation of all intercompany balances (as defined below) due to or from Herley or any of its Affiliates

(other than ICI) to ICI from the date of the preliminary unaudited balance sheet dated August 3, 2008 up to the date which is five (5) business days prior to the Closing Date, Seller shall provide to Purchaser any back-up documentation or work papers supporting the reconciliation of intercompany balances and further agree that intercompany transactions between Herley or any of its non-ICI Affiliates (except for inventory components shipped by Herley to ICI) and ICI will not be made from the date of the said reconciliation until Closing. Purchaser and Seller shall cooperate in good faith to resolve all disagreements regarding the intercompany balances reconciliation prior to the Closing Date. The amount of the intercompany balances, after reconciliation, as of the date five (5) business days prior to the Closing Date shall represent the amount of cash due to or from Herley and any of its non-ICI Affiliates (except for amounts owing to Herley on account of inventory components shipped to ICI) and ICI and will be settled prior to the Closing Date, as set forth in Section 1.2.1(c) as follows (a) if the intercompany balances would result in an amount owed to ICI, Seller will pay off such balance to ICI prior to Closing; and (b) if the intercompany balances would result in an amount owed to Herley, ICI will pay off such balance prior to Closing. The outstanding intercompany payable balance owing by ICI to Herley on account of the shipment of inventory components will be treated as a trade accounts payable and will be due and payable by ICI to Herley net 30 days from the date of the respective invoices. As used above in this Section 4.5, the term "intercompany balances" means the net amount of all intercompany transactions (excluding the trade accounts payable identified in the preceding sentence) between ICI on the one hand, and Herley and its Affiliates other than ICI on the other hand, including but not limited to, an allocation to ICI of corporate overhead, consistently applied.

     The Seller agrees not to add additional external credit to ICI from what currently exists and is reflected in the preliminary balance sheet dated August 3, 2008.

4.6  Funding Agreement with BIRD Foundation

     Seller shall use its good faith efforts to obtain the written consent from the Israel-United States Binational Industrial Research and Development Foundation ("BIRD Foundation") and from Paragon Communications Ltd. ("Paragon") to the assignment to Purchaser of the Cooperation and Project Funding Agreement (the "Funding Agreement"). After Closing, Seller shall also allow Purchaser to communicate with the BIRD Foundation and Paragon to seek their consents to the assignment of the Funding Agreement to Purchaser. If the foregoing assignment of the Funding Agreement is not completed prior to the Closing, at the request of Purchaser, Seller, consistent with the limitations of the Funding Agreement, shall continue to use its good faith efforts to obtain that consent following the Closing,

                                    ARTICLE 5
                              CONDITIONS TO CLOSING

5.1  Conditions to Seller's Obligations.

     The obligation of Seller to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions:

     5.1.1 The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, including the deliveries set forth in Section 6.2, and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct at and as of the Closing Date, as such representations and warranties are expressly qualified by materiality or Material Adverse Effect, if applicable, as if made at and as of such date, and Seller shall have received a certificate signed by an officer of the Purchaser attesting to the foregoing.

     5.1.2 No Proceeding shall have been commenced or threatened by any Governmental Authority on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

     5.1.3 Purchaser shall have obtained the approval from the United States Committee on Foreign Investment in the United States and any other Governmental Authority necessary to consummate the acquisition of ICI contemplated herein.

5.2  Conditions to Purchaser's Obligations.

     The obligation of Purchaser to close the transactions contemplated hereby is subject to the fulfillment of all of the following conditions:

     5.2.1 Each of ICI and Seller shall have performed in all material respects all of its respective obligations hereunder required to be performed by it on or prior to the Closing Date, including the deliveries set forth in Section 6.3, the representations and warranties of ICI and Seller contained in this Agreement shall be true and correct at and as of the Closing Date, as such representations and warranties are expressly qualified by Materiality or Material Adverse Effect, if applicable, as if made at and as of such date, and Purchaser shall have received a certificate signed by an officer of ICI and Seller attesting to the foregoing.

     5.2.2 All of the consents referred to in Section 4.2.2 shall have been and shall be in full force and effect.

     5.2,3 Adequate assurances shall have been obtained that the DSS and any other Governmental Authority responsible for the issuance and administration of ICI's security clearances has indicated in substance that it will not terminate, suspend, revoke, or in any way materially change either the Government Contract or security clearances with respect to such Government Contract as a result of this Agreement or the consummation of the transactions contemplated hereby.

     5.2.4 Purchaser shall have obtained the approval to consummate the acquisition of ICI from the United States Committee on Foreign Investment in the United States and any other approvals from any other Governmental Authority required for the consummation of the transactions contemplated herein. Purchaser shall also have received written confirmation from U.S. Department of the Navy upon the acquisition of ICI by Purchaser pursuant to this Agreement, (a) the United States Department of the Navy would not consider Purchaser or any subsidiary or Affiliate of Purchaser, including ICI, to be a party to the Administrative Agreement between the United States Department of the Navy and Herley, and (ii) the United States Department of the Navy would not pursue a separate Administrative Agreement with Purchaser or any subsidiary or Affiliate of the Purchaser, including ICI, based solely on the acquisition of ICI.

     5.2.5 No Proceeding shall have been commenced or threatened by any Governmental Authority or private Person on any grounds against the business or assets of ICI or to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

     5.2.6 Prior to the Closing Date, all amounts due and owing by ICI with respect to any Indebtedness shall have been paid in full and terminated without liability to ICI and all amounts due and owing to or from ICI by or to any of the Related Parties or former shareholders (excluding employee compensation and other ordinary incidents of employment) shall have been paid in full and terminated without liability to ICI.

     5.2.7 During the period from the date hereof to the Closing Date there shall not have occurred, and there shall not exist on the Closing Date, any condition or fact which has, or which reasonably may be expected to result in, a Material Adverse Effect to ICI.

     5.2.8 ICI's net working capital as of the Closing Date shall not be less than zero dollars


                                    ARTICLE 6
                                     CLOSING

6.1  Form of Documents.

     At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article 6. All documents which Seller shall deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller's counsel.

6.2  Purchaser's Deliveries.

     Purchaser shall execute and/or deliver to Seller all of the following:

     6.2.1 the Closing Cash Payment and the Escrow Amount, each in the manner provided in Section 1.2;

     62.2 an incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and any other Transaction Document delivered hereunder on behalf of Purchaser; and

     6.2.3 a closing certificate duly executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, as set forth in Section 5.1.1.

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
     6.2.4 the written opinion of Greenberg Traurig LLP, counsel to the Purchaser, dated as of the Closing Date, substantially in the form of Exhibit B attached hereto.

6.3  Seller's Deliveries.

     Seller shall execute or deliver to Purchaser all of the following, each of which shall be satisfactory in form and substance to Purchaser:

     6.3.1 certificates of good standing of ICI issued not earlier than ten (10) days prior to the Closing Date by the appropriate certifying authorities in the states of Virginia and Pennsylvania;

     63.2 certificates representing the Shares, duly endorsed in blank or with duly executed stock powers attached;

     6.3.3 an incumbency and specimen signature certificate with respect to the officers of ICI executing this Agreement and any other Transaction Document delivered hereunder on behalf of ICI;

     6.3,4 a closing certificate duly executed by ICI and Seller, as set forth in Section 5.2.1;

     6.3.5 the written resignations, effective as of the Closing Date, of such of the directors and officers of ICI as are designated by Purchaser to resign;

     6.3.6 written evidence that all outstanding long term or short-term Indebtedness of ICI, in each case including the current portions thereof, as more fully described in Schedule 2.3.5, shall have been satisfied in full immediately prior to the Closing;

     6.3.8 physical possession where located at ICI's or Seller's facilities of all records, tangible assets, licenses, written policies, procedures and processes Contracts, Benefit Plans or other instruments owned by or pertaining to ICI;

     6.3.10 the written opinion of Beckman, Lieberman & Barandes, LLP, counsel to Seller, dated as of the Closing Date, in substantially the form of Exhibit C attached hereto;

     6,3.11 a properly executed Foreign Investment and Real Property Tax Act of 1980 Notification Letter, which states that shares of ICI capital stock do not constitute "United States real property interests" under Section 8971 of the Code, for purposes of satisfying Purchaser's obligations under Treasury Regulation Section 1.1445-21(3) and a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of ICI;

     6,3.12 a mutual release between ICI, on the one hand, and Seller and its Affiliates, on the other hand, whereby each party releases all Claims and Indebtedness of every kind, including any loans or advances made by Seller or any non-ICI Affiliate to ICI, which it may have against the other party for any matters arising from or related to any period prior to the Closing, in form and substance reasonably satisfactory to Purchaser, provided such release shall not release any claims that Seller may have against Purchaser or that Purchaser may have against Seller (a) under this Agreement or the other Transaction Documents,
(b) for  intercompany  balances  that are applied as provided in Section 4.5 and
(c) for trade accounts  payable between ICI to Herley  Lancaster  referred to in
Section 4.5;

     6.3.13  a  copy  of  IRS  Form  8023,   Elections  Under  Section  338  for
Corporations Making Qualified Stock Purchases, executed by Seller; and

     6.3,14 any other documents reasonably required from Seller to consummate the transactions contemplated hereby.

6.4   Section 338(10(10) Election.

     Purchaser and Seller agree to take, or cause to be taken, any and all action necessary and to do, or cause to be done, or to execute, or cause to be executed, such documents as may be necessary or desirable to effect any Section 338(h)(10) Election, with respect to Purchaser's acquisition of the capital stock of ICI, in accordance with the provisions of Section 10.7.

                                    ARTICLE 7
                             POST-CLOSING AGREEMENTS

7.1  Post-Closing Agreements.

     From and after the Closing, the parties shall have the respective rights and obligations set forth in this Article 7.

7.2  Inspection of Records.

     Seller, on the one hand, and Purchaser, on the other hand, and their respective Affiliates, shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) relating solely to ICI's operations prior to the Closing available for inspection and copying for reasonable tax reporting compliance and other reasonable business purposes during normal business hours, for a two (2) year period after the Closing Date. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

7,3  Payments of Accounts Receivable.

     In the event Seller shall receive any instruments of payment or any cash constituting payment of any of the accounts receivable of ICI relating to any period, Seller shall promptly deliver such cash and instruments to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.

7.4  Non-Competition; Non-Solicitation.

     7.4.1 Seller agrees for itself and its Affiliates that, for the period commencing on the Closing Date and expiring on the third anniversary of the Closing Date it will not, nor will any of its Affiliates, without the prior written consent of Purchaser, directly or indirectly, or by action in concert with others, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as a principal, agent, representative, consultant, employee, investor, owner, partner, manager, joint venturer or otherwise with, or permit its name to be used by or in connection with, any business, enterprise or other entity engaged anywhere in the world in a business that is engaged in providing technology solutions for military applications for (a) routing and processing tactical messaging data over IP-based or point-to-point networks using voice-grade radios and /or (b) development of ad hoc networking software for sale as a standalone software product.

     7.4.2 Seller agrees for itself and its Affiliates that, for a period commencing on the date of this Agreement and expiring on the third anniversary of the Closing Date it will not, nor will any of its Affiliates, without the written consent of Purchaser, directly or indirectly, for its own account or on behalf of any other Person, hire any person who is then an employee of ICI or Purchaser or any of their Affiliates, or induce or attempt to induce any employee to leave his or her employment with ICI or Purchaser or any of their Affiliates.

     7,4.3 Seller agrees for itself and its Affiliates that, for the period commencing on the Closing Date and expiring on the third anniversary of the Closing Date it will not, nor shall any of its ,Affiliates, without the written consent of Purchaser, directly or indirectly, for its own account or on behalf of any other Person, solicit, divert, take away or attempt to take away any of the customers or suppliers of ICI or Purchaser or any of its Affiliates, or the business or patronage of any such customers or suppliers of ICI or Purchaser or in any way interfere with, disrupt or attempt to disrupt any relationships between ICI or Purchaser or any of its Affiliates, and any of their respective customers or suppliers.

     7,4.4 Seller acknowledges and agrees for itself and its Affiliates that (a) the restrictions contained in this Section 7.4 are reasonably necessary to protect the legitimate business interests of Purchaser and its Affiliates; and
(b) any violation of such provisions will result in irreparable injury to Purchaser and its Affiliates for which money damages will not be an adequate remedy. Accordingly, Seller agrees that, in addition to such money damages, Seller may be restrained and enjoined from any continuing breach of such covenants without any bond or other security being required by any court. If any restriction contained in this Section 7,4 shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provision hereof, and that the reduced form of such restriction will then be enforceable in the manner contemplated thereby.

     7.4.5 Notwithstanding any provision to the contrary, in the event that a third party acquires all or substantially all of the assets of the Seller or acquires the majority of the voting securities of the Seller or its successor entity by merger or consolidation or otherwise with the Seller, that third party shall not be bound by the provisions of this Section 7.4.

7.5  Third Party Claims.

     The parties shall cooperate with each other with respect to the defense of any Claims or litigation made or commenced by third parties subsequent to the Closing Date which are not subject to the indemnification provisions contained

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
in Article 8; provided, that the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of- pocket costs and expenses of furnishing such cooperation.

7.6  Severance Agreements.

     Seller acknowledges and agrees that it shall be responsible for any and all costs associated with any severance obligation or commitment made by Seller or ICI to any ICI employees prior to the Closing that becomes payable as a result of the voluntary resignation or termination of any ICI employee at any time prior to the Closing.

7.7  Offset to Government Contract Indemnification.

     Purchaser agrees that it shall cause ICI, consistent with ICI's customary practices and applicable law, to use good faith efforts to (1) maximize ICI's cost recovery on active cost plus firm fixed price Contracts (including, without limitation , pursuit of the approximate $800,000 rates deviation claim ICI has or is about to make on 2008 contracts prior to Closing) and (ii) with respect to all Government Contracts , challenge, to the extent there is a lawful basis and consistent with ICI's customary practices, disallowance of expenses and otherwise obtain and retain the maximum amount of payments under Government Contracts, all with the objective of providing an offset or credit to any disallowable costs sustained by ICI or the Purchaser on cost plus fixed fee Government Contracts so as to minimize the amount, if any, of any Indemnification Claim sought by Purchaser under Article 8 of this Agreement. Other than with respect to the offset provided above, Seller agrees that Purchaser and ICI shall own and have full use of, and be entitled to the benefit of, any funds represented by recoveries under active cost plus Contracts and any other amounts recoverable by ICI subsequent to the Closing Date on account of Government Contracts in existence on or prior to the Closing Date.

                                    ARTICLE 8
                                 INDEMNIFICATION

8.1  General.

     From and after the Closing, the parties shall indemnify each other as provided in this Article 8. For the purposes of this Article 8, all representations and warranties in this Agreement made by any party to this Agreement, shall be deemed to have been made at and as of the Closing,

8.2  Seller's Indemnification Obligations.

     Seller shall indemnify and hold harmless Purchaser, its Affiliates and ICI, and their respective officers, directors, shareholders, members, managers, successors and permitted assigns (each a "Purchaser Indemnitee" and collectively, the "Purchaser Indemnitees") from and against all Damages sustained or incurred by any Purchaser Indemnitee as a result of or arising out of or by virtue of

     8,2.1 any inaccuracy in or Breach of any representation or warranty made by Seller or ICI to Purchaser herein or in any Transaction Document delivered to Purchaser in connection herewith;

     8.2.2 any Breach by Seller of, or failure of Seller to comply with, any of the covenants or obligations under this Agreement or any other Transaction Document to be performed by Seller (including, without limitation, its obligations under this Article 8);

     8.2.3 any Debt, liability of obligation arising from or related to Stapor Research, Inc. or the Excluded Business, including, but not limited to any liability for Taxes that are or owed as a result of the transfer of the capital stock of Stapor Research to Seller or an Affiliate of Seller;

     8.2.4 any of the Proceedings set forth on Schedule 8.2.4;

     8.2.5 any action or failure to act, in whole or in part, on or prior to the Closing Date with respect to any Benefit Plan which ICI or any ERISA Affiliate of ICI has at any time maintained or administered or to which ICI or any ERISA Affiliate has at any time contributed;

     8.2,6 (i) any Taxes of ICI with respect to any Tax period or portion thereof ending on or before the Closing Date and the portion of the Straddle Period attributable to Seller under the principles of Article 10, and (ii) any Taxes resulting by reason of the several liability of ICI under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law) or by reason of its having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, or as a transferee or successor, by contract, or otherwise or pursuant to any Law, which relates to an event or transaction occurring on or before the Closing;

     8.2.7 any U.S. Government, prime contractor or subcontractor disallowance of incurred Direct Contract Costs and/or Indirect Costs of ICI including, without limitation, any Damages arising out of disallowance based on the terms and conditions of any Contract, disallowances arising out of U.S. Government or prime contractor or subcontractor audits of final Indirect Cost rate proposals, audits of compliance with Cost Accounting Standards, or audits of compliance with the Truth in Negotiations Act, in respect of costs incurred in any period prior to the Closing Date. For the purpose of calculating Damages under Claims for indemnification under this Section 8.2.7, such Damages shall be reduced dollar for dollar, but not below zero (0), by the amount, if any, paid to ICI following the Closing as a result of any agreement by a Government Authority to increase reimbursement for Direct Contract Costs and/or Indirect Costs of ICI relating to any Government Contract for any period prior to the Closing Date (a "Pre-Closing Reimbursement Increase"). Following the Closing, Purchaser shall use good faith efforts to identify, in its good faith judgment, any opportunity to recover a material Pre-Closing Reimbursement under applicable law and under the terms of the applicable Government Contract and to request recovery of such amount from the applicable Governmental Authority. Any such recovery beyond the amount that offsets in full Purchaser's Damages as referenced in this Section
8.2.7 shall be retained by Purchaser.

     8.2.8 all outstanding Indebtedness of ICI, in each case, including the current portions thereof; and

     8.2.9 any liability for Damages incurred by ICI or Purchaser that arise out of, or result from a Breach of, Section 2.10.10.

8.3  Limitation on Seller's Indemnification Obligations.

     8.3.1 Except as set forth in Section 8.3.2, Seller shall not be liable to the Purchaser Indemnitees with respect to any Claims for indemnification under
Section 8.3 unless the aggregate amount of Damages is in excess of one hundred fifty thousand dollars ($150,000) (the "Indemnification Threshold"). Once the Indemnification Threshold has been met, Seller shall then be liable for all Claims in excess of the Indemnification Threshold excluding such Claims as were aggregated to reach the Indemnification Threshold. Notwithstanding the foregoing, Seller shall be liable for all Claims for indemnification arising under Sections 8.2.3 through 8.2.6 and Sections 8.2.8 and 8.2.9, all Breaches of the representations or warranties set forth in Sections 2.2.5, 2.3, 2.4 and 2.7, and any Claims based on fraud, willful misconduct or intentional misrepresentation, without regard to the Indemnification Threshold. For the purpose of calculating Damages under Claims for indemnification under this
Section 8.3.1, such Damages shall be reduced dollar for dollar, but not below zero (0), by the amount, if any, paid to ICI by Full Spectrum, Inc. subsequent to the Closing pursuant to the Contract dated October 10, 2007 between ICI and Full Spectrum.

     8.3.2 Seller shall not be liable to the Purchaser Indemnitees with respect to any Claims for indemnification under Section 8.2.7 unless the aggregate amount of Damages for such Claims is in excess of five hundred thousand dollars ($500,000), subject to offset as provided in the last sentence of this Section (the "Special Indemnification Threshold"). Once the Special Indemnification Threshold has been met, Seller shall then be liable for all such Claims under
Section 8.2.7 in excess of the Special Indemnification Threshold, excluding such Claims as were aggregated to reach the Special Indemnification Threshold. Notwithstanding the foregoing, Seller shall be liable for all Claims for indemnification arising under Section 8.2.7 without regard to the Special Indemnification Threshold if there was Seller's Knowledge or Post-Acquisition Seller's Knowledge of the act or omission to act giving rise to such Claim or if such Claim arose from Seller's fraud, willful misconduct or intentional misrepresentation. For the purpose of calculating Damages under Claims for indemnification under this Section 8.32, such Damages shall be reduced dollar for dollar, but not below zero (0), by the amount, if any, paid to ICI following the Closing as a result of any agreement by a Government Authority to increase reimbursement for Direct Contract Costs and/or Indirect Costs of ICI relating to any Government Contract for any period prior to the Closing Date. Following the Closing, Purchaser shall use good faith efforts to identify, in its good faith judgment, any opportunity to recover a material Pre-Closing Reimbursement under applicable law and the terms of the applicable Government Contract and to request recovery of such amount from the applicable Governmental Authority. Any such recovery beyond the amount that offsets in full Purchaser's Damages as referenced in this Section 8.3.3 shall be retained by Purchaser.

     8.3.3 The maximum amount for which Seller shall be liable to the Purchaser Indemnitees under this Agreement for indemnification Claims under this Article 8 is one hundred percent (100%) of the Purchase Price (the "Indemncation Limit").

     8.3.4 Except as set forth in this Section 8.3.4, Seller's representations and warranties, and Seller's obligation to indemnify the Purchaser Indemnitees under Section 8.3, shall survive the Closing and will remain in effect until the date that is eighteen (18) months after the Closing Date with respect to any failure on the part of Seller or ICI to perform any covenants or agreements set forth herein, or any Breach by Seller of any of the representations and warranties made in Article 2. Notwithstanding the foregoing, Seller's indemnification obligations under Section 8.2.7 shall survive the Closing and will remain in. effect until the date that is twenty-four (24) months after the Closing. Notwithstanding the foregoing Seller's representations and warranties made in Sections 2.2.5, 2.3, 2.4 and 227, Seller's indemnification obligations under Sections 8.2.3 through 8.2.9 and any indemnification Claims based on fraud, willful misconduct or intentional misrepresentation shall survive the Closing and will remain in effect until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, Seller's representations, warranties and obligation to indemnify the Purchaser Indemnitees under Section
8.3 with respect to any pending Claim for indemnification shall survive and remain in effect until such pending Claim is finally resolved.

8.4  Purchaser's Indemnification Obligations.

     Purchaser shall indemnify, and hold harmless Seller and its successors and assigns ("Seller Indemnitees") from and against and from all Damages sustained or incurred by any Seller Indemnitee as a result of or arising out of or by virtue of:

     8.4.1 any inaccuracy in or Breach of any representation and warranty made by Purchaser to Seller herein or in any Transaction Document delivered to Seller in connection herewith; or

     8.4,2 any Breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement or in any Transaction Document to be performed by Purchaser (including, without limitation, its obligations under this Article 8).

8.5  Limitations on Purchaser's Indemnification Obligations.

     8.5.1 Purchaser shall not be liable to Seller Indemnitees with respect to any Claim for indemnification under Section 8.4 unless the aggregate amount of Damages is in excess of the Indemnification Threshold. Once the Indemnification Threshold has been met, Purchaser shall then be liable for all Claims in excess of the Indemnification Threshold excluding such Claims as were aggregated to reach the Indemnification Threshold. Notwithstanding the foregoing, Purchaser shall be liable for all Claims based on fraud, willful misconduct or intentional misrepresentation, without regard to the Indemnification Threshold.

     8.5.2 The maximum amount for which Purchaser shall be liable to Seller Indemnitees under this Agreement is the Indemnification Limit.

     8.5.3 Purchaser's representations and warranties, and Purchaser's obligation to indemnify Seller Indemnitees under Section 8.4, shall survive the Closing and will remain in effect until the date that is eighteen (18) months after the Closing Date. Notwithstanding the foregoing, Purchaser's representations, warranties and obligation to indemnify Seller Indemnitees under
Section 8.4 with respect to any pending Claim for indemnification shall survive and remain in effect until such pending Claim is finally resolved.

8.6  Cooperation.

     Subject to the provisions of Sections 8.8 and 8.9, the Indemnifying Party shall have the right, at its own expense, to participate in the defense of any

Third Party Claim, and if said right is exercised, the parties shall cooperate in the investigation and defense of said Third Party Claim.

8.7  Subrogation.

     The Indemnifying Party shall not be entitled to require that any action be brought against any other Person before action is brought against it hereunder by the Indemnified Party and shall not be subrogated to any right of action until it has paid in full or successfully defended against the Third Party Claim for which indemnification is sought.

8.8  Procedures.

     All Claims or demands for indemnification under this Article 8 shall be asserted and resolved as follows:

     8.8.1  In  the  event  an  Indemnified   Party  has  a  Claim  against  any
Indemnifying Party hereunder which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send notice of such Claim to the Indemnifying Party. In case the Indemnifying Party shall object in writing to any Claim for indemnification made in accordance with this Section 8.8.1, the Indemnified Party shall have fifteen (15) days to respond in a written statement to the objection of the Indemnifying Party. If after such 15 -day period there remains a dispute as to any indemnification Claims or if the indemnifying party does not dispute such Claim as required under Section 8.8.2, the parties shall attempt in good faith for thirty (30) days to reach written agreement on the resolution of such indemnification Claim. If no such agreement can be reached after good faith negotiation during that 30 day period, the parties shall submit the indemnification Claim for final determination by binding arbitration, with such arbitration proceeding conducted in accordance with the Commercial Rules of the American Arbitration Association then in effect. The arbitration proceeding shall be held in the New York City metropolitan area and the costs thereof shall be paid by the prevailing party in such arbitration proceeding. The failure of the Indemnifying Party to respond shall not be an acknowledgement of liability by the Indemnifying Party.

     8.8.2 In the event that any Claim for which any party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such Third Party Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim) (the "Claim Notice"). The Indemnifying Party shall have fifteen (15) days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend against such Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim, except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part) unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then, the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

     8.8.3 An Indemnified Party may make an indemnification Claim hereunder, for potential or contingent Claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent Claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a Claim or demand may be made.

     8.8.4 The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible Claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any Liability which it may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

     8.8.5 Seller hereby waives and releases irrevocably any right to make a Claim against Purchaser or ICI for contribution, indemnification or subrogation for any Damages asserted against Seller pursuant to this Article 8. In no event shall Seller have a claim following the Closing against ICI for a breach by ICI of any of its obligations under this Agreement, including breaches of ICI's representations and warranties and covenants thereunder, or under the other Transaction Documents.

                                    ARTICLE 9
                                   TERMINATION

9.1  General.

     The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this
Article 9.

9.2  Right to Terminate.

     Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the
Closing:

     9.2.1 by the mutual written consent of Purchaser and Seller;

     9.2.2 by Seller if there has been a misrepresentation or a default or Breach by Purchaser with respect to its representations or warranties in this

Agreement or the due and timely performance of any of Purchaser's covenants and agreements contained in this Agreement which, individually or in the aggregate, would constitute grounds for the condition to Closing set forth in Section 5.2.1 to not be satisfied at the Closing Date, and such misrepresentation, default or Breach shall not have been cured within ten (10) days after receipt by Purchaser of notice specifying particularly such misrepresentation, default or Breach;

     9.2.3 by Purchaser if there has been a misrepresentation or a default or Breach by ICI or Seller with respect to any of their respective representations or warranties in this Agreement or the due and timely performance by ICI or Seller of any of their respective covenants and agreements contained in this Agreement which, individually or in the aggregate, would constitute grounds for the condition to Closing set forth in Section 5.1.1 to not be satisfied at the Closing Date, and such misrepresentation, default or Breach shall not have been cured within ten (10) days after receipt by ICI or Seller of written notice specifying particularly such misrepresentation, default or Breach;

     9.2.4 by prompt notice given in accordance with Section 12.2 by any of the parties if the Closing shall not have occurred at or before 11:59 p,m. on October 2, 2008; provided that if the United States Committee on Foreign Investment in the United States elects to exercise its right to investigate Purchaser's application for approval of the transactions contemplated hereby, such date shall automatically be extended to November 5, 2008; or

     9.2,5 by Seller, on the one hand, or by Purchaser, on the other hand, if there shall be an order of a federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Governmental Authority which would make the consummation of the transactions illegal.

9.3  Certain Effects of Termination.

     This Section 9.3, Section 9.5 and Article 8 shall survive any termination of this Agreement.

9.4  Remedies.

     Notwithstanding any termination right granted in Section 9.2, in the event of the nonfulfillment of any condition to a party's closing obligations, such party may elect to do one of the following:

     9.4.1  proceed  to  close  despite  the   non-fulfillment  of  any  closing
condition; or

     9.4.2 decline to close and terminate this Agreement as provided in Section 9.2,. 9.5 Effect of Termination.

     Except as set forth in Section 9.6, in the event of the failure to close the transactions contemplated hereby or termination of this Agreement pursuant to Article 9, this Agreement shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders in respect of this Agreement, except that the Confidentiality Agreement between the parties shall survive any termination of this Agreement.

9.6  Specific Performance.

     If Seller fails to consummate the transaction contemplated at or before 11:59 p.m. on the date for Closing required under Section 9.2.4, notwithstanding that the Purchaser has fulfilled or is prepared to fulfill all of its obligations under this Agreement on the Closing Date and all of the conditions set forth in Section 5.1 have been met or waived in writing by Seller, Seller hereby grants to Purchaser, as its sole and exclusive remedy, the right to seek and obtain injunctive and other equitable relief to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted after the Closing and Seller agrees not to assert a position in such action that is inconsistent with such grant. In consideration of the grant by Seller of the right to seek and obtain injunctive and other equitable relief to enforce specifically this Agreement and the terms and provisions hereof, Purchaser hereby irrevocably waives all claims for damages, liabilities and loss sustained by Purchaser as a consequence of the failure of Seller to fully perform its obligations and/or breech the representations and warranties of Seller set forth in this Agreement.

9.7  Time is of Essence.

     Time is of the essence in this Agreement

                                   ARTICLE 10
                                   TAX MATTERS

10.1 Tax Returns for Periods Ending on or Before the Closing Date.

     Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for ICI which are filed after the Closing Date for all periods ending on or prior to the Closing Date and such Tax Returns shall be prepared in a manner that is consistent with past practices of Seller unless otherwise required by Applicable Law. Seller shall permit the Purchaser a reasonable opportunity to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns limited to computations as reasonably requested by Purchaser. Purchaser shall not file, or cause to be filed, any amended federal, state or local Tax Returns for any periods ending on or before the Closing Date without the prior written consent of the Seller.

     The parties agree that the election to ratably allocate items of income and expense for Federal income tax purposes under Treasury Regulation Section 1.1502-76(b)(2) shall not be made in the event a short period Tax year arises upon a termination of the Company's regular Tax year on the Closing Date and that the Company's net income for any such resulting short period Tax return shall be determined by a closing of the books of the Company on the Closing Date.

10.2 Tax Returns for Periods Beginning Before and Ending After the Closing Date.

     Purchaser shall properly and accurately prepare (or cause to be prepared) and file (or cause to be filed) each Tax Return required to be filed by ICI after the Closing Date that includes a taxable period beginning before the Closing Date and ending after the Closing Date exclusive of a Tax Return for the short period Tax Year referenced in Section 10.1 above. To the extent any Tax shown as due on such Tax Return is payable by Seller (taking into account indemnification obligations hereunder), (A) such Tax Return shall be provided to Seller at least 30 days prior to the due date for filing such return (or, if required to be filed within 30 days of the Closing, as soon as possible following the Closing); and (B) Seller shall have the right to review and comment on such Tax Return. The amount of any Taxes due with respect to any Tax Returns relating to periods ending on or prior to the Closing Date and the amount of any Taxes allocable to Seller under Section 10.2 with respect to a Straddle Period Tax Return shall be paid by Seller to Purchaser within the later of five (5) days of Purchaser's request therefor.

10.3 Allocation of Straddle Period Taxes.

     For purposes of this Agreement, in the case of any Taxable period that commences on or prior to and includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income, profits or receipts of ICI or for other Taxes of ICI for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of any real and personal property Taxes of ICI for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.4 Audits and Contests Regarding Taxes.

     Any party who receives any notice of a pending or threatened Tax audit, assessment, or adjustment against or with respect to ICI which may give rise to liability of another party hereto, shall promptly notify such other party within ten (10) business days of the receipt of such notice. The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding ("Tax Contest") to the extent that such Tax Contest could affect a liability of such other parties (including indemnity obligations hereunder). Purchaser shall control any such Tax Contests, except that Seller shall have the right to represent its and ICI's interests in any Tax Contest , and Seller shall have the right to control the Tax Contest and to employ counsel of their choice, but reasonably satisfactory to Purchaser, at Seller's expense, but only to the extent such audit or other proceeding pertains to Tax periods ending on or before the Closing Date and then only to the extent that any such Tax Contests are related exclusively to the liability for any Taxes, the entire amount of which is owed by Seller hereunder. In the event that Seller elects to contest an adjustment by paying the Tax at issue and seeking a refund, Seller shall advance the amount of such Tax to Purchaser with such advance being repayable only out of the contest recovery. Purchaser shall have the right to participate in such proceeding at its own expense, and shall be entitled to control the disposition of any issue involved in such proceeding which does not effect a potential liability of Seller. Both Purchaser and Seller shall be entitled to represent their own interests in light of their responsibilities (including indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a Tax period that includes but does not end on the Closing Date. Notwithstanding the foregoing, Seller shall not agree to any settlement for any taxable period that would effect Tax Liabilities of Purchaser or ICI for any Tax period beginning on or after the Closing Date without prior written consent of Purchaser. Except as provided in this Section 10.3, the provisions of
Article 8 including the provisions therein addressing settlement authority, shall govern the manner in which Tax audit or administrative or judicial proceedings are resolved.

10.5 Cooperation on Tax Matters.

     10.4.1 Purchaser, ICI and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Seller, Purchaser and ICI agree (i) to retain all books and records with respect to Tax matters pertinent to ICI (including Tax Returns) relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties hereto reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the other party to take possession of such books and records,

10.6 Tax Sharing Agreements.

     All tax sharing agreements or similar agreements, arrangements or policies with respect to or involving ICI shall be terminated as of the Closing Date and, after the Closing Date, Purchaser and ICI shall not be bound thereby or have any liability thereunder.

 10.7 Section 338(11)(10) Election.

     10.7.1  Seller  and  Purchaser  shall join in making  the  elections  under
Section 338(h)(10) of the Code or any analogous provision of state or local Law (each such election, a "Section 338(4)(10) Election"), with respect to Purchaser's purchase of the capital stock of ICI. Seller and Purchaser agree to take, or cause to be taken, any and all action necessary and to do, or cause to be done, or to execute, or cause to be executed, such documents as may be necessary or desirable to effect any Section 338(11)(10) Election, with respect to Purchaser's acquisition of the capital stock of ICI. At Closing, the parties shall execute IRS Form 8023 (or any successor form(s) thereto), with all attachments.

     10.7.2 Purchaser and Seller agree that the Purchase Price will be allocated to the assets of ICI in accordance with Sections 338 and 1060 of the Code and the regulations thereunder. Within ninety (90) days after the Closing Date, Purchaser shall complete and deliver to Seller a schedule (the "Allocation Schedule") allocating the Purchase Price among the assets of ICI. Seller shall be entitled to have reasonable comments incorporated into the Allocation Schedule. If the parties cannot resolve a dispute over the Allocation Schedule, the items remaining in dispute shall be submitted to the Referee. Purchaser and

Seller shall be bound by the determination by the Referee, absent manifest error. Purchaser and Seller acknowledge and agree that, upon termination of the Escrow Agreement, the Allocation Schedule shall be revised consistent with the applicable provisions of the Code and. Treasury Regulations. Purchaser and Seller shall file all Tax Returns (including amended returns and claims for refund), IRS Form 8883 and any information reports in a manner consistent therewith.

     10.7.3 Seller shall include any income, gain, loss, deduction, or other tax item resulting from the Section 338(11)(10) Elections on its tax returns to the extent required by Applicable Law. Seller also shall pay any Tax imposed on ICI attributable to the making of the Section 338(h)(10) Elections, including any Tax imposed under Section 1374 of the Code.

                                   ARTICLE 11
                                   DEFINITIONS

11.1 Index of Definitions.

         The following terms are defined in the following sections of this
Agreement:

           Defined Term                                                 Section
           2008 Financial Statements                                    Section 2.3.2
           Affiliate                                                    Section 11.2.1
           Agreement                                                    Preamble
           Allocation Schedule                                          Section 10.7.2
           Anti-Corruption and Anti-Bribery Laws                        Section 2.14.1
           Applicable Law                                               Section 11.2.2
           Approvals                                                    Section 11.2.3
           Benefit Plan                                                 Section 2.7,1(a)
           Breach                                                       Section 11.2.4
           Capitalized Lease                                            Section 11.2.5
           CERCLA                                                       Section 2.9,5
           Claim Notice                                                 Section 8.8.2
           Claims                                                       Section 112.6
           Closing                                                      Section 1.4
           Closing Cash Payment                                         Section 1.2.1(a)
           Closing Date                                                 Section 1.4
           COBRA                                                        Section 11.2.7
           Code                                                         Section 11.2.8
           Competing Transaction                                        Section 11.2.9
           Contract                                                     Section 11.2.10
           Cost Accounting Standards                                    Section 11,2.11
           Damages                                                      Section 11.2.12
           Direct Contract Costs                                        Section 11.2.13
           DFARS                                                        Section 2.10.9
           DSS                                                          Section 2.12,10
           Employee Pension Benefit Plan                                Section 11.2.14
           Employee Welfare Benefit Plan                                Section 11.2.15
           Environmental Claim                                          Section 11.2.16
           Environmental Laws                                           Section 11.2.17
           Environmental Permits                                        Section 11.2.18

                                       48

           Equipment                                                    Section 11.2.19
           ERISA                                                        Section 11.2.20
           ERISA Affiliate                                              Section 11.2.21
           ERISA Plan                                                   Section 11.2.22
           Escrow                                                       Section 1.2.1(b)
           Escrow Agent                                                 Section 1.2.1(b)
           Escrow Agreement                                             Section 1.2.1(b)
           Escrow Amount                                                Section 1.2.1(b)
           Excluded Business                                            Recitals
           Export and Import Approvals                                  Section 11.223
           Export and Import Control Laws                               Section 11.2.24
           FAR                                                          Section 2.6.4
           Fiduciary                                                    Section 11.2.25
           Financial Statements                                         Section 2.3.2
           Funded Customer Backlog                                      Section 2.3,4
           Government Bid                                               Section 11.2.26
           Government Contract                                          Section 11.2.37
           Governmental Authority                                       Section 11,2.28
           Government-Furnished Property                                Section 11.2.29
           Hazardous Substances                                         Section 11.2.30
           Herley                                                       Preamble
           HIPAA                                                        Section 11.2.31
           ICI                                                          Preamble
           ICI Acquisition                                              Preamble
           ICI Employees                                                Section 2.7,2(a)
           Indebtedness                                                 Section 11.2.32
           Indemnification Limit                                        Section 8.3.3
           Indemnification Threshold                                    Section 8.3.1
           Indemnified Party                                            Section 11.2.33
           Indemnifying Party                                           Section 11.2.34
           Indirect Costs                                               Section 11,2.35
           Intellectual Property                                        Section 2.10.11
           Intellectual Property Licenses                               Section 2.10.4
           Interest Expense                                             Section 11.2.36
           Inventory                                                    Section 11.2.37
           LP addresses                                                 Section 2.10.11
           Judgment                                                     Section 11.2.38
           Key Employee                                                 Section 11.2.39
           Leased Real Property                                         Section 2.11.2
           Liability                                                    Section 11.2.41
           Lien                                                         Section 11.2.42
           Material Adverse Effect                                      Section 11.2.43
           Net Income                                                   Section 11.2.44
           NISPOM                                                       Section 2.12.10
           Notice Period                                                Section 8.82
           PCBs                                                         Section 11.2.30

                                       49

           Permitted Liens                                              Section 11.2.45
           Person                                                       Section 11.2.46
           Proceeding                                                   Section 11.2.47
           Prohibited Transaction                                       Section 11.2.48
           Proprietary Software                                         Section 2.10.3
           Purchase Price                                               Section 1.1
           Purchaser                                                    Preamble
           Purchaser Indemnitee                                         Section 8.2
           Purchaser's Disclosure Schedule                              Section 3.1
           Qualified Plans                                              Section 2.7.1(d)
           Related Party                                                Section 11.2.49
           Release                                                      Section 11.2.50
           Remedial Action                                              Section 11.2.51
           Removal                                                      Section 11.2.51
           Response                                                     Section 11.2.51
           Restriction                                                  Section 11.2.52
           Section 338(h)(10) Election                                  Section 10.7.1
           Security Document                                            Section 11.2.53
           Seller                                                       Preamble
           Seller Indemnitees                                           Section 8.4
           Seller Acquisition Date                                      Section 11.2.54
           Seller's Disclosure Schedule                                 Section 2.1
           Seller's Knowledge                                           Section 11.2.41
           Seller's Post-Acquisition Knowledge                          Section 11.2.55
           Shares                                                       Recitals
           Significant Customer                                         Section 11.2.56
           Significant Supplier                                         Section 11.2.57
           Software                                                     Section 2.10.11
           Special Indemnification Threshold                            Section 8.3.2
           Straddle Period                                              Section 10.3
           Tax                                                          Section 11.2.58
           Tax Contest                                                  Section 10.4
           Tax Returns                                                  Section 11.2.59
           Taxes                                                        Section 11.2.58
           Third Party Claim                                            Section 11.2.60
           Transaction Documents                                        Section 11.2.61
           U.S. GAAP                                                    Section 112.62
           U.S. Government                                              Section 11.2.63
           Unaudited Financial Statements                               Section 2.3.2

11.2 Other Definitions.

     The following terms shall have the following defined meanings when used in this Agreement (terms defined in the singular having a correlative meaning when used in the plural and vice versa):

     11.2.1 "Affiliate" means any Person which controls a party to this Agreement, which that party controls, or which is under common control with that party. For purposes of the preceding sentence, the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a Person through voting securities, contract or otherwise.

     11.2.2 "Applicable Law" means all statutes, laws, rules, common law, regulations and ordinances that apply to or govern a matter.

     11.2.3 "Approvals" means all licenses, permits, consents, approvals and authorizations of, and all filings, registrations and agreements with, any Governmental Authority or court (federal, state, local or foreign).

     11.2.4 "Breach" means any breach of Contract, breach of representation or warranty, tort or infringement and any related Claim.

     11.2.5 "Capitalized Lease" shall mean a lease under which the obligations of the lessee would, in accordance with U.S. GAAP consistently applied, be included in determining total liabilities as shown on the liability side of a balance sheet of the lessee.

     11,2.6  "Claims"  means  all  options,   proxies,   voting  trusts,  voting
          agreements, Judgments, pledges, charges, requests or demands for payment, escrows, rights of first refusal or first offer or other pre-emptive rights, claims, transfer restrictions, Liens, equities, and other encumbrances of every kind and nature whatsoever, whether arising by agreement, operation of law or otherwise.

     11.2.7 "COBRA" means Section 4980B of the Code, Part 6 of Title I of ER1SA, similar provisions of state law and applicable regulations relating to any of the foregoing.

     11.2.8 "Code" means the Internal Revenue Code of 1986, as amended from time to time. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

     11.2,9 "Competing  Transaction"  means any of the following (other than the transactions contemplated by this Agreement) involving ICI: (a) any merger, consolidation, share exchange, business combination, or similar transaction; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of five percent or more of the assets used in the business of ICI; or (c) any offer for five percent or more of the outstanding shares of capital stock of ICI.

     11.2.10"Contract" means each contract, agreement, commitment, undertaking, purchase order, lease, sublease, indenture, debenture, instrument, note, Security Document, or other similar obligation or document, written or oral, including, without limitation, all contracts and policies of insurance.

     11.2,11 "Cost Accounting Standards" means regulations promulgated by the Cost Accounting Standards Board set forth at 48 C.F.R. Parts 9903,

          9904 and 9905, and any guidance, interpretations, or preambles to those regulations published by the Cost Accounting Standards Board in the Federal Register.

     11.2.12"Damages" shall mean all Liabilities,  demands,  Claims,  actions or causes of action, regulatory, legislative or judicial Proceedings or investigations, assessments, levies, losses, fines, penalties, damages, Taxes, costs and expenses, including, without limitation, attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense, settlement or investigation of any Claim.

     11.2.13 "Direct Contract Costs" means, with respect to any period, the aggregate amounts of labor and other direct expenses, including, without limitation, expenses for materials, subcontracts, consultants and travel.

     11.2.14"Emplovee Pension Benefit Plan" has the meaning set forth in Section
          3(2) of ERISA.


     11.2.15"Employee Welfare Benefit Plan" has the meaning set forth in Section
          3(1) of ERISA


     11.2.16 "Environmental Claim" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, Claims, liens, investigations, statutory liens, Proceedings or notices of noncompliance or violation (written or oral) made or threatened by any Person alleging potential liability (including potential liability for enforcement, investigatory costs, cleanup costs, Responses, Removals or Remedial Actions, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (1) the presence, or Release into the environment, of any Hazardous Substance at or from any location, whether or not owned by ICI; or (2) circumstances forming the basis of any violation or alleged violation, of any Environmental Law or Environmental Permit; or (3) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

     11.2.17 "Environmental Laws" shall mean all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders relating to protection of human health or the environment (including industrial hygiene, pollution, ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     11.2.18 "Environmental Permits" shall mean all environmental, health and safety permits, licenses, registrations, and governmental Approvals and authorizations, including but not limited to any air emission permits, wastewater discharge or treatment permits, storm water permits, underground storage tank registrations and Hazardous Substance handling, treatment, storage or disposal permits.

     11.2.19 "Equipment" means all furniture, fixtures, vehicles, machinery, equipment, aircraft, vessels, tools, dies, molds, jigs, computer hardware and other tangible personal property (other than Inventory).

     11.2,20"ERISA"  shall mean the Employee  Retirement  Income Security Act of
          1974, as amended.

     11.2.21 "ERISA Affiliate" means each Person which, within any time during the past six years, is or was required to be treated as a single employer with ICI under Section 414 of the Code or Sections 4001(0(1) or 4001(b)(1) of ERISA.

     11.2.22"ERISA Plan" means any Employee Pension Benefit Plan or any Employer
          Welfare Benefit Plan.

     11.2.23 "Export and Import Approvals" means all export licenses, license exceptions, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings, from or with any Governmental Authority, that are required for compliance with Export and Import Control Laws.

     11.2.24 "Export and Import Control Laws" means any U.S. or applicable non-U.S. law, regulation, or order governing (i) imports, exports, reexports, or transfers of products, services, software, or technologies from or to the United States or another country; (ii) any release of technology or software in any foreign country or to any foreign Person (anyone other than a citizen or lawful permanent resident of the United States, or a protected individual as defined by 8 U.S.C. ss. 1324b(a)(3)) located in the United States or abroad;
          (iii) economic sanctions or embargoes; or (iv) compliance with unsanctioned foreign boycotts.

     11.2.25 "Fiduciary" has the meaning set forth in ERISA Section 3(21).


     11.2.26"Government Bid" means a bid, tender or proposal which, if accepted, would result in a Government Contract.

     11.2.27 "Government Contract" means any Contract, including an individual task order or delivery order under a broader agreement, between ICI and the U.S. Government, or any other Governmental Authority, as well as any subcontract or other arrangement by which ICI has agreed to provide goods or services to a prime contractor, to the Governmental Authority, or to a higher-tier subcontractor where such goods or services ultimately will benefit or be used by the Governmental Authority, including any closed Contract or subcontract as to which the right of the U.S. Government or a higher-tier contractor to review, audit or investigate has not expired under Applicable Law.

     11.2.28 "Governmental Authority" shall mean any nation or government, any state or other instrumentality or political subdivision thereof, and any entity exercising executive, legislative, judicial, military, regulatory or administrative functions of or pertaining to government.

     11.2.29"Government-Furnished Property" shall mean all machinery, Equipment, tools, dies, spare parts and all other personal property and fixtures loaned, bailed or otherwise furnished by the U.S. Government to ICI pursuant to Government Contracts.

     11.2.30"Hazardous  Substances"  shall mean:  (1) any petroleum or petroleum products (and any breakdown products), radioactive materials, asbestos in any form, urea formaldehyde foam insulation, transformers or other Equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls ("PCBs"), radon gas and chlorinated solvents (and any breakdown products); and (2) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," or other words of similar import, under any Environmental Law.

     11.2.31 "HIPAA" means Subtitle K of the Code, Part 7 of Title I of ERISA, Part C of Subchapter XI of Chapter 7 of Title 42 of the United States Code, as amended, similar provisions of state law and applicable regulations relating to any of the foregoing.

     11.2.32 "Indebtedness" shall mean at a particular time, without dupli-cation, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business that are not more than one hundred twenty (120) days past due), (iv) any obligations under Capitalized Leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (v) any indebtedness secured by a Lien on a Person's assets, and (vi) any unsatisfied obligation for "withdrawal liability" (as such term is defined under ERISA) to a "multiemployer plan" as defined in Section 3(37) of ERISA.

     11.2.33 "Indemnified Party" shall mean a party who is entitled to indemnification pursuant to Article 8.

     11.2.34"Indemni&ing Party" shall mean a party hereto who is required to provide indemnification under Article 8.

     11.2.35 "Indirect Costs" shall mean any fringe benefits, general and administrative expenses and overhead expenses.

     11.2.36 "Interest Expense" shall mean, for any period, total interest expense (including that portion attributable to capital leases in accordance with U.S. GAAP and capitalized interest) of ICI with respect to all outstanding Indebtedness of ICI, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under hedging obligations.

     11.2.37 "Inventory" means raw materials, work in process and finished goods held for sale.

     11.2.38"Judgmenr means any order, writ, award, injunction, judgment or decree of any court, Governmental Authority or tribunal.

     11.2.39"Kep Employee" means John Bpperly, Rich Barrett, Greg Smith, Charles
          Woloszynski, Richard Griffin, Troy Smith, Robert Krobock, Scott Rothrock, Dan Conner, Richard Harrison and Scott Murdock.

     11.2.40"Knowledge of Seller" or "Seller's Knowledge" or words of similar import mean the actual knowledge of Andy Feldstein, Scott Murdock, Richard Harrison, Myron Levy and/or John Epperly.

     11.2.41 "Liability" means any indebtedness, obligation or liability of any nature whatsoever (direct or indirect, matured or unmatured, absolute, accrued, contingent or otherwise), whether or not required by U.S. GAAP to be provided for or reserved against on a balance sheet or disclosed in the notes thereto.

     11.2.42 "Lien" means any security interest, lien, charge, hypothecation or encumbrance of any kind.

     11.2.43 "Material Adverse Eff'ect" means, when used with respect to any Person, any event, change or effect which is materially adverse to the financial performance, financial condition, operations, business, assets, liabilities, results of operations, prospects or reputation of ICI.

     11.2.44 "Net Income" shall mean, for any period, the net income (or loss) of ICI for such period taken as a single accounting period determined in conformity with U.S. GAAP; provided, however, that net income (or loss) shall exclude any gains or losses attributable to asset sales and any non-cash extraordinary gains or losses.

     11.2.45 "Permitted  Liens" means (a) statutory Liens for Taxes not yet due,
          (b) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (d) liens securing the executory obligations under any Lease that is an "operating lease" under GAAP and (e) liens securing the payment of unpaid inventory owned by ICI in the payment amount set forth in Schedule 2.3.5.

     11.2.46 "Person" means any individual, corporation, general or limited partnership, company, limited liability company or other entity, trust, estate or other legal person, or any Governmental Authority.

     11.2.47 "Proceeding" means any litigation, suit, action, claim, proceeding or investigation before any court, Governmental Authority or tribunal.

     11.2.48 "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

     11.2.49 "Related Party" means Seller and any Affiliate of Seller or ICI.


     11.2.50"Release" shall have the meaning ascribed to it in Section 101(22) of CERCLA, as amended by the Superfund Amendments and Reauthorization Act ("SARA"), 42 U.S.C. ss. 9601(22).

     11.2.51 "Response," "Removal" and "Remedial Action" shall have the meanings ascribed to them in Sections 101(23)401(25) of CERCLA, as amended by SARA, 42 U.S.C. ss.ss. 9601(23)-9601(25).

     11.2.52 "Restriction" means, to the extent applied to any Person, all terms, conditions and provisions of any articles of incorporation or association, bylaws, other organizational documents, Applicable Law, Judgments, and Contracts that bind or effect such Person or any of its assets or property.

     11.2.53 "Security Document" means each mortgage, security agreement, trust deed, chattel mortgage, financing statement, hypothecation, pledge agreement or other agreement, document or instrument which creates a Lien.

     11.2.54 "Seller Acquisition Date" means April 12, 2005.

     11.2.55 "Seller's Post-Acquisition Knowledge" means, with respect to any period prior to the Seller Acquisition Date, the actual knowledge of Scott Murdock, Richard Harrison, Myron Levy, John Epperly and/or Andy Feldstein that is acquired by such Person at any time on or after the Seller Acquisition Date.

     11.2.56 "Significant Customer" means any customer of ICI with which ICI has Contracts in excess of $50,000 in value in the aggregate.

     11.2.57 "Significant Supplier" means any supplier of ICI from whom ICI has purchased $50,000 or more of goods or services during either of years ended December 31, 2006 or 2007 for use in ICI's business.

     11.2.58 "Tax" or "Taxes" shall mean (i) all federal, state, local, foreign or other tax of any kind whatsoever, including without limitation, all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, unclaimed property, escheat, sales, use, transfer, registration, alternative or add-on minimum, or estimated tax, and including any interest, penalty, or addition thereto, whether disputed or not; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group (or being included (or required to be included) in any Tax Return related thereto); and
          (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person with respect to the payment of any amounts of the type described in clause (i) or clause
          (ii);

     11.2.59 "Tax Return" shall mean a report, return, statement, claim for refund, election, declaration or other information with respect to any Tax required to be filed, permitted to be filed or actually filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

     11.2.60"Third Party Claim" shall mean any Proceeding which is initiated or threatened by a party other than the parties hereto, their successors and permitted assigns, against any Indemnified Party or to which any Indemnified Party is subject.

     11.2.61 "Transaction Documents" means this Agreement and each other agreement, document or instrument to be executed and delivered by Purchaser, Seller or ICI in order to effectuate the transactions contemplated by this Agreement.

     11.2.62 "U.S. GAAP" means United States generally accepted accounting principles.

     11.2.63 "US. Government" means the government of the United States of America, including all of its executive, legislative, judicial, military, regulatory and administrative agencies, bureaus, departments and other instrumentalities.

                                   ARTICLE 12
                                  MISCELLANEOUS

12.1 Publicity.

     Except as otherwise required by Applicable Law, press releases and other publicity concerning this transaction shall be made only with the prior agreement of Seller and Purchaser, which agreement shall not be unreasonably withheld. Seller and Purchaser shall use reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity.

12.2 Notices.

     All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices shall be deemed given when received. All notices shall be addressed as follows:

                 If to Seller:

                 Herley Industries, Inc.
                 101 North Pointe Boulevard
                 Lancaster, Pennsylvania 17601
                 Attn: Mr. Myron Levy, Chief Executive Officer Fax: 717-297-9506

                 with copies to:

                 Beckman, Lieberman & Barandes, LLP 116 John Street, Suite 1313 New York, New York 10038
                 Attn: David H Lieberman, Esq.
                 Fax: 516-433-5858

                 If to Purchaser:

                 Elbit Systems of America Attn: David Mace Roberts 4700 Marine Creek Parkway Fort Worth, Texas 76179 Fax: (817) 231-4499

                  with copies to:

                  Greenberg Traurig LLP
                  Attn: Scott Meza
                  1750 Tysons Blvd., Suite 1200 McLean, Virginia 22102
                  Fax: (703)749-1301

     and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.2.

 12.3 Expenses; Transfer Taxes.

     Except as otherwise provided in this Agreement, each party hereto shall be responsible for all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby, including, without limitation, financial advisors', attorneys', accountants' and other professional fees and expenses ("Transaction Costs"); provided that all Transactions Costs of Seller and ICI incurred prior to the Closing shall be paid by ICI or Seller on or prior to Closing and Seller shall deliver to Purchaser at Closing releases from all such advisors in a form acceptable to Purchaser, Seller shall be responsible for the cost of all sales, use, excise, documentary, stamp, transfer, and any other such Taxes and fees (including penalties and interest) incurred in connection with this Agreement.

12A Entire Agreement.

     This Agreement, the other Transaction Documents and the instruments to be delivered by the parties pursuant to the provisions hereof and thereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule shall be considered incorporated into this Agreement.

12.5 Non-Waiver.

     The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any Breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

 12.6 Counterparts.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument,

 12.7 Severability.

     The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

 12.8 Applicable Law.

     This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the United States District Court for the Southern District of New York, in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby (including enforcement of the provisions of Section 8.8 or enforcement of any judgment provided thereunder), agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. The parties to this Agreement elect not to be governed by the United Nations Convention on Contracts for the International Sale of Goods.

12.9 WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

12.10 Binding Effect; Benefit.

     This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.11 Assignability.

     This Agreement shall not be assignable by any party without the prior written consent of the other parties, except that at or prior to the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to a subsidiary or parent corporation and may assign its rights under this Agreement to its lenders for collateral security purposes, and after the Closing, Purchaser may assign its rights and delegate its duties under this Agreement to any third party, including, without limitation, full or partial assignments of Claims and rights under Section 8.3. No such assignment shall relieve Purchaser of any of its liabilities under this Agreement.

  12.12 Amendments.

     This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

  12.13 Headings.

     The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

                            [Signature pages follow]

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
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                             INNOVATIVE CONCEPTS, INC.

                             By:   /s/ Myron Levy
                                   ---------------------------------------------
                             Name:     Myron Levy
                                   ---------------------------------------------
                             Title:
                                   ---------------------------------------------


                             HERLEY INDUSTRIES, INC.:

                             By:   /s/ Myron Levy
                                   ---------------------------------------------
                             Name:     Myron Levy
                                   ---------------------------------------------
                             Title:
                                   ---------------------------------------------



                             ICI ACQUISITION CORP.

                             By:   /s/ Myron Levy
                                   ---------------------------------------------
                             Name:     Myron Levy
                                   ---------------------------------------------
                             Title:
                                   ---------------------------------------------



                             ELBIT SYSTEMS OF AMERICA, LLC:

                             By:   /s/ Raman Horowitz
                                   ---------------------------------------------
                             Name:     Raman Horowitz
                                   ---------------------------------------------
                             Title: President and Chief Executive Officer
                                   ---------------------------------------------



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